UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Gevo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2011

To the Stockholders of Gevo, Inc.:

The annual meeting of stockholders (the “Annual Meeting”) of Gevo, Inc., a Delaware corporation (the “Company”), will be held at 1:00 p.m. on Tuesday, June 14, 2011, at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, for the following purposes:

1.	To elect the following two nominees as Class I members of our Board of Directors to serve for a three-year term: Ganesh M. Kishore, Ph.D. and Patrick R. Gruber, Ph.D.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	An advisory (non-binding) vote on the compensation of our named executive officers, as presented in the proxy statement accompanying this notice.

4.	An advisory (non-binding) vote on the frequency of the stockholder advisory vote to approve the compensation of our named executive officers, as presented in the proxy statement accompanying this notice.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

If you owned our common stock at the close of business on April 18, 2011, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Englewood, Colorado for the ten days prior to the date of the Annual Meeting for any purpose related to the meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our proxy statement, our 2010 Annual Report on Form 10-K and a proxy card or voting instruction card. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report on Form 10-K and a form of proxy card or voting instruction card.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

Brett K. E. Lund
Executive Vice President, General Counsel & Secretary

April 29, 2011

Englewood, Colorado

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (the “Board”) is soliciting proxies for our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 14, 2011 at 1:00 p.m. local time at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. Our telephone number is (303) 858-8358.

The proxy materials, including this proxy statement, our 2010 Annual Report on Form 10-K and a proxy card or voting instruction card, are being distributed and made available on or about April 29, 2011. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 29, 2011 to stockholders who owned our common stock at the close of business on April 18, 2011, the record date for the Annual Meeting. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.

Stockholders will also have the ability to request to receive proxy materials in printed form by mail or electronically on an ongoing basis. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS

Q:	Who may vote at the meeting?

A:	Our Board has fixed April 18, 2011 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 18, 2011 will be entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 18, 2011, there were 25,963,377 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	There are four proposals scheduled to be voted on at the meeting:

•	Election of the two Class I nominees to our Board named herein to serve for a three-year term (“Proposal 1”);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (“Proposal 2”);

•	An advisory (non-binding) vote on the compensation of our named executive officers, as presented in this proxy statement (“Proposal 3”); and

•	An advisory (non-binding) vote on the frequency of the stockholder advisory vote to approve the compensation of our named executive officers (“Proposal 4”).

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	What is the quorum requirement for the meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented in person at the Annual Meeting or by proxy. At the close of business on April 18, 2011, the record date for the Annual Meeting, there were 25,963,377 shares of common stock outstanding. Thus, a total of 25,963,377 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 12,981,689 votes must be represented at the Annual Meeting in person or by proxy to have a quorum. The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or in person at the Annual Meeting to determine whether or not a quorum is present.

Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

Both abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for the purpose of determining the presence of a quorum. Abstentions will have no effect on Proposals 1 or 4. With respect to Proposals 2 and 3, abstentions will be treated as shares present and entitled to vote and will therefore have the same effect as a vote against such proposals. Each proposal identifies the votes needed to approve or ratify the proposed action. In the event we are unable to obtain a quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our stockholders of record and beneficial owners a Notice regarding the Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

Q:	What does it mean if I receive more than one Notice or package of proxy materials?

A:	If you received more than one Notice or more than one package of proxy materials, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, American Stock Transfer & Trust Company and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction cards that you receive with each Notice or package of proxy materials to ensure that all of your shares are voted.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the Internet at the website referred to in your Notice. Please have your control number available. Your control number can be found on your Notice. If you received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction card.

Our proxy statement and 2010 Annual Report on Form 10-K are also available on our Investor Relations website at http://ir.gevo.com under “SEC Filings.”

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, bank or other agent that holds your shares, giving you the right to vote the shares at the meeting.

The meeting will be held at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. You can find directions to our offices on our website at http://www.gevo.com/contact/.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other agent. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet—If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Mail—If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on June 13, 2011. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q:	What happens if I do not give specific voting instructions?

A:	Registered Stockholder of Record—If, at the close of business on April 18, 2011, you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name—If, at the close of business on April 18, 2011, you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting assuming that a quorum is obtained.

Q.	Which ballot measures are considered “routine” or “non-routine?”

A.	Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, is considered a routine matter under applicable rules. A broker, bank or other holder of record may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. Proposals 1, 3 and 4 regarding the election of Class I directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation, respectively, are considered non-routine matters under applicable rules. A broker, bank or other agent cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

If you hold your shares in street name and you do not instruct your bank, broker, or other agent how to vote your shares on Proposals 1, 3 or 4, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Daylight Time on June 13, 2011 (your latest telephone or Internet proxy will be counted); or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q:	Who will pay the costs of this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1

ELECTION OF DIRECTORS

Overview

The Board of Gevo, Inc. (the “Company”) presently has eight members and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office, although less than a quorum and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

Recent Board Developments

At this Annual Meeting, the terms of the following Class I directors will expire: Véronique Hervouet, Ron Commander, Ph.D. and Ganesh M. Kishore, Ph.D. Ms. Hervouet and Dr. Commander have each indicated that they will be retiring from the Board upon the expiration of their term and accordingly, will not be standing for re-election at this Annual Meeting. As a result of these two retirements, the Board has adopted a resolution decreasing the authorized number of directors from eight members to seven members and, correspondingly decreasing the size of Class I from three directors to two directors, effective upon the commencement of the Annual Meeting, thereby eliminating one of the seats in Class I.

In light of the retirement of Ms. Hervouet and Dr. Commander, Patrick Gruber, Ph.D. has indicated that he is resigning from his position as a Class III director and will stand for election as a Class I director at the Annual Meeting. Dr. Gruber’s resignation as a Class III director is contingent upon his nomination and election to the Board as a Class I director at the Annual Meeting. In the event that Dr. Gruber is not elected as a Class I director at the Annual Meeting, he will continue as a Class III director until his successor has been elected and qualified or until his earlier death, resignation or removal. In the event that Dr. Gruber is elected as a Class I director, the Board intends to search for a suitable candidate to fill the resulting vacancy in Class III created by his resignation.

The nominating and corporate governance committee of our Board (the “Nominating and Corporate Governance Committee”) has determined that at the time of the Annual Meeting, the size of Class I will be two directors and has therefore recommended that each of Drs. Kishore and Gruber be elected to serve as Class I directors at the Annual Meeting.

Our stockholders will vote for the two Class I nominees listed above to serve until our 2014 Annual Meeting of Stockholders and, in each case, until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal. The members of our Board who are Class II and Class III directors will be considered for nomination for election in 2012 and 2013, respectively.

Nominees for Election as Class I Directors for a Term Expiring in 2014

Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2014 Annual Meeting of Stockholders and until his successor is elected and qualified or until such director’s earlier death, resignation or removal. There are no family relationships among our directors or executive officers. If any nominee is unable or declines to serve as a director, the Board may designate another nominee to fill the vacancy and the proxy will be voted for that nominee.

Ganesh M. Kishore, Ph.D., age 57, has served as a director of the Company since 2008. Between 2002 and 2007, Dr. Kishore served as a director of Embrex, Inc., serving as a member of the compensation committee and nominations committee during that time. Since April 2007, he has served as Chief Executive Officer of Malaysian Life Sciences Capital Fund Ltd. (“Malaysian Life Sciences”), where he oversees fund management, investment portfolio management and governance of companies in which Malaysian Life Sciences has made investments. Since January 2009, he has also served as President and Chief Executive Officer of K Life Sciences, LLC where he provides advisory services to life science businesses. Between April 2007 and December 2008, Dr. Kishore served as a Managing Director of Burrill & Company, where his responsibilities included fund management, fund raising and governance of companies in which Burrill & Company invested. Prior to joining Burrill & Company, Dr. Kishore served as Chief Biotechnology Officer at E. I. du Pont de Nemours and Company from 2005 to 2007, where he was responsible for overall biotechnology leadership for DuPont’s life science businesses. Previously, he was Vice President, Technology, and Chief Technology Officer for DuPont’s Agriculture and Nutrition Division from 2002 to 2005. In his time at DuPont, Dr. Kishore focused on research and development related to biotechnology. Before joining DuPont, Dr. Kishore held several positions between 1980 and 2000 at Monsanto Company, including Co-President, Nutrition and Consumer Sector, and Assistant Chief Scientist/Chief Biotechnologist. His contributions include the discovery, development and commercialization of agricultural biotechnology products such as ROUNDUP READY SOY, the development of a manufacturing process for Nutrasweet® and aiding in transforming Monsanto into a leading food and nutrition company. Dr. Kishore co-founded the plant biotechnology and informatics company Metahelix Life Sciences Pvt Ltd in India, Mogene LC in St. Louis, Missouri and Abunda in San Francisco, California. He serves or has served on the boards of numerous nonprofit institutions, including the School of Nutrition and Policy at Tufts University, the St. Louis RCGA and the National Research Advisory Board of Washington University at St. Louis. He is also a member of the American Association for the Advancement of Science. Dr. Kishore holds a Ph.D. in biochemistry from the Indian Institute of Science, an M.S. in biochemistry from the University of Mysore and a B.S. in physics and chemistry from the University of Mysore. Dr. Kishore was originally elected to the Board in 2008 by the holders of our Series C Preferred Stock, voting as a separate class, pursuant to the terms of our amended and restated certificate of incorporation, as in effect at that time. We believe Dr. Kishore’s qualifications to sit on our Board include his years of experience as an executive in the field of agricultural biotechnology and his experience in advising and managing startup companies.

Patrick R. Gruber, Ph.D., age 50, has served as a director of the Company since 2007 and has served as Chief Executive Officer of the Company since 2007. Prior to joining the Company, from 2005 to 2007 Dr. Gruber was President and Chief Executive Officer of Outlast Technologies, Inc., a technology and marketing company primarily serving the textile industry, where he was responsible for all aspects of Outlast Technologies’ business. Previously, Dr. Gruber co-founded NatureWorks LLC (formerly Cargill Dow, LLC) and served as Vice President, Technology and Operations, and Chief Technology Officer from 1997 to 2005, where he was responsible for all aspects of the business’s project, application and process technology development. Dr. Gruber is a member of the Bioenergy Technical Advisory Committee for the Energy Future Coalition. He currently serves on the boards of directors of Segetis, Inc. and Green Harvest Technologies, LLC. From 2007 to 2008, he served on the board of directors of Outlast Technologies, Inc. In 2008, Dr. Gruber was awarded the first ever George Washington Carver Award, recognizing significant contributions by individuals in the field of industrial biotechnology and its application in biological engineering, environmental science, biorefining and biobased products. Dr. Gruber holds a Ph.D. in chemistry from the University of Minnesota, an M.B.A. from the University of Minnesota and a B.S. in chemistry and biology from the University of St. Thomas. We believe Dr. Gruber’s qualifications to sit on our Board include his experience as a Chief Executive Officer and business leader and his extensive experience developing and commercializing industrial biotechnology products.

Vote Required and Board Recommendation

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect each of Drs. Kishore and Gruber as Class I directors to serve until the 2014 Annual Meeting of Stockholders. A “plurality” means, with regard to the election of directors, that the two nominees for director receiving the greatest number of “for” votes from the votes cast at the Annual Meeting will be elected. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Proxies cannot be voted for a greater number of persons than two, the number of nominees named above.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

THE ELECTION OF EACH OF THE CLASS I NOMINEES.

Incumbent Class II Directors with Terms Expiring in 2012

Carlos A. Cabrera, age 59, has served as a director of the Company since June 2010. Since May 2010, he has served as a director of Ivanhoe Energy, a publicly traded international heavy-oil development and production company. Since December 2009, he has served as President and Chief Executive Officer of the National Institute of Low Carbon and Clean Energy (NICE), a wholly owned subsidiary of the Shenhua Group, a major Chinese coal company. At NICE, Mr. Cabrera leads efforts to invent, acquire and develop technologies to reduce the environmental and climate impact of producing energy from coal. From January 2009 to July 2009, he served as Chairman of UOP LLC, a subsidiary of Honeywell International, Inc. From November 2005 to January 2009, Mr. Cabrera served as UOP’s President and Chief Executive Officer, where he oversaw all of UOP’s operations and helped grow the company’s revenue from $850 million when he assumed the role of Chief Executive Officer to $2 billion in 2008. From January to October 2005, Mr. Cabrera served as UOP’s Senior Vice President, Process Technology and Equipment, where he led UOP’s development in the refining and petrochemicals sectors. Mr. Cabrera’s previous roles at UOP include Senior Vice President, Process Technology and Equipment, Senior Vice President, Refining and Petrochemicals, Vice President, Corporate Business Development and Ventures, and Vice President and General Manager, Refining. Mr. Cabrera holds an M.B.A. in business from the University of Chicago and a B.S. in chemical engineering from the University of Kentucky. We believe Mr. Cabrera’s qualifications to sit on our Board include his broad technical and management experience in the refining, chemicals and fuels industries and his experience structuring joint ventures and leading acquisition activities in these fields.

Stacy J. Smith, age 48, has served as a director of the Company since June 2010. He is also Senior Vice President, Finance, at Intel Corp. (“Intel”), a position he has held since 2010, as well as Chief Financial Officer, a position he has held since 2007. Previously, he was Intel’s Assistant Chief Financial Officer from 2006 to 2007, and Vice President, Finance and Enterprise Services and Chief Information Officer from 2004 to 2006, where he was responsible for Intel’s Information Technology Group. From 2002 to 2004, Mr. Smith was Intel’s Vice President, Sales and Marketing Group, and General Manager of Intel Europe, Middle East and Africa, where he was responsible for product sales and marketing across that region. Before then, he served in various finance positions at Intel, where he has been employed since 1988, working in the US, Asia, Europe and Latin America. Mr. Smith holds an M.B.A. in finance from the University of Texas and a B.A. in finance from the University of Texas. Mr. Smith brings global business leadership experience to the Board from his current position as Senior Vice President, Finance, and Chief Financial Officer of Intel. This experience, coupled with Mr. Smith’s experience serving for over 19 years in various finance and senior management positions for Intel, supports our Board’s efforts in overseeing and advising on strategy and financial matters, including financial reporting.

Incumbent Class III Directors with Terms Expiring in 2013

Shai Weiss, age 43, has served as a director of the Company since 2007 and was appointed chairman of the Board in September 2010. Mr. Weiss led the formation of Virgin Green Fund I, L.P. (“Virgin Green Fund”), where he has been a partner since 2007. Prior to forming Virgin Green Fund, he held several management positions at ntl:Telewest (now Virgin Media, Inc.), including Managing Director of Consumer Products from 2004 to 2006, Integration Director for the merger between ntl, Inc. and Telewest Global, Inc. from 2005 to 2006, Director of Operations for the ntl Group from 2003 to 2004 and Director of Financial Planning for the Consumer division from 2002 to 2003. In his work as Managing Director of Consumer Products, Mr. Weiss was responsible for the development of internet, telephone and television for the consumer division and the Virgin.net broadband internet service provider. As director of operations for the ntl Group, he was responsible for major operational and business development projects, joint ventures and development of relationships with strategic partners. Prior to joining ntl:Telewest, Mr. Weiss organized the European office of the early-stage technology venture fund Jerusalem Venture Partners, L.P. in 2000, and was an associate with Morgan Stanley’s hi-tech mergers and acquisitions and corporate finance teams from 1997 to 2000. Mr. Weiss holds an M.B.A. from Columbia University and a B.B.A. from City University of New York, Baruch College in business and finance. Mr. Weiss was originally elected to the Board in 2007 by Virgin Green Fund, the sole holder of our Series B Preferred Stock, pursuant to the terms of our amended and restated certificate of incorporation, as in effect at that time. We believe Mr. Weiss’s qualifications to sit on our Board include his extensive experience as a business leader and venture capitalist and his experience in advising growth-focused companies with respect to strategic direction and business transactions.

Bruce A. Smith, age 67, has served as a director of the Company since June 2010. Since July 2010, he has also served as a member of the supervisory board of LyondellBasell Industries N.V., a publicly traded independent chemical company. Mr. Smith served as Chairman of Tesoro Corp. (“Tesoro”) from 1996 until June 2010, and from 1995 until May 2010 he served as Tesoro’s President and Chief Executive Officer. Between 1992 and 1995, Mr. Smith held positions as Tesoro’s Chief Operating Officer, Executive Vice President, Exploration and Production, and Chief Financial Officer. Under Mr. Smith’s leadership, Tesoro went from a small integrated oil company to a Fortune 100 refining and marketing company with a global supply chain and 650,000 barrels per day of production in the western US. From March 2002 to February 2008, Mr. Smith also served as a director of Noble Energy Corp., a publicly traded oil exploration and production company, where he served on the audit, compensation and corporate governance and nominating committees, including service as chair of the audit committee in 2005 and 2006 and chair of the compensation committee in 2003 and 2004. Mr. Smith holds an M.B.A. in finance from the University of Kansas and a B.A. in biology from Westminster College. We believe Mr. Smith’s qualifications to sit on our Board include his extensive senior leadership experience in the refining and marketing industry, his substantial management background and his previous experience serving as a director and chairman of the audit and compensation committees of a publicly traded company.

Retiring Directors

Véronique Hervouet, age 49, has served as a director of the Company since 2009. She is also Senior Vice President, Investments, of TOTAL S.A., where she manages TOTAL S.A.’s corporate venture activity. Previously, from January through August 2008, Ms. Hervouet was Senior Bioenergy Advisor at TOTAL S.A., where she provided strategy guidance on bioenergy and shaped the proposal which led to the formation of Total’s corporate venturing arm. From 2005 through 2007, she was leading strategic analysis and research activities on advanced bioenergy and synthetic fuels for Total Refining and Marketing. From 2002 through 2005, as Research and Development Coordinator at Total Refining and Marketing, she coordinated a portfolio of research and development projects on biofuels and advanced refining technologies. From 1998 to 2001, Ms. Hervouet managed the aromatics businesses of Elf Atochem, then Atofina (after the merger of Elf, Total and Petrofina), covering spot trading, long-term contracts and logistics operations. Ms. Hervouet currently serves on the board of directors of Elevance Renewable Sciences, on the Steering Committee of the European Biofuels Technology Platform (which she chaired from January 2008 until February 2011) and as a member of the Steering Committee of the Bioenergy Program of the French National Research Agency; she served as Vice Chair of the Evaluation Committee of this program in 2008 and 2009. Ms. Hervouet holds an M.S. in materials science and engineering from Cornell University, and a Diplome d’Ingénieur ECL in Engineering from Ecole Centrale de Lyon.

Ron Commander, Ph.D., age 61, has served as a director of the Company since May 2010. He is employed by Lanxess Butyl Pte. Ltd. as the head of the LANXESS Group’s Butyl Rubber Business, a position he has held since June 2004, where he has responsibility for the general management of the LANXESS Group’s butyl rubber operations. From 1990 to 2004, he worked for Bayer AG, where he had responsibilities involving research and development, production and technical services for Bayer’s Rubber Business Group, as well as in business development at Bayer Polymers Shanghai. Dr. Commander holds a Ph.D. in chemical engineering from Heriot-Watt University and a B.Sc. in chemical engineering from Heriot-Watt University.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board (the “Audit Committee”) has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2011, and urges you to vote for ratification of Deloitte & Touche LLP’s appointment. Deloitte & Touche LLP has audited our financial statements since fiscal year 2008. Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws (“Bylaws”) or otherwise. However, the Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of Deloitte & Touche LLP will have the opportunity to make a statement if they so desire.

Principal Accounting Fees and Services

The following table presents the aggregate fees billed or accrued for professional services rendered by Deloitte & Touche LLP during the last two fiscal years:

Type	2009	2010
Audit Fees	$29,500	$946,520
Audit Related Fees	—	—
Tax Fees	24,368	34,585
All Other Fees	—	185,477

Total Fees	$53,868	$1,166,582

Audit Fees — This category includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Registration Statement on Form S-1.

Audit Related Fees — This category includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under “Audit Fees.”

Tax Fees — This category includes the aggregate fees billed in each of the last two years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees — This category includes the aggregate fees billed in each of the last two fiscal years for products and services by the independent auditors that are not reported under “Audit Fees,” “Audit Related Fees,” or “Tax Fees.”

Audit Committee’s Pre-Approval Policies and Procedures

Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our Audit Committee pursuant to this delegated authority is reported at the next meeting of our Audit Committee. Prior to completion of our initial public offering in February 2011, we were a private company and did not seek pre-approval of non-audit services from the Audit Committee. Our policy as a public company is to seek pre-approval from the Audit Committee of all non-audit services performed by Deloitte & Touche LLP.

Vote Required and Board Recommendation

Stockholder ratification of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote and will therefore have the same effect as a vote against this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution, commonly known as a “say-on-pay” resolution, to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis,” beginning on page 27, the compensation tables beginning on page 36 and any related narrative discussion contained in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

Our executive compensation program is designed to retain, attract and incentivize talented, qualified senior executives to effectively manage and promote the success of our Company and to motivate them to pursue corporate objectives. To achieve this objective, the compensation committee of our Board (the “Compensation Committee”) has adopted a compensation approach that includes a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to reward our senior executives and management team. Under these programs, our executive officers are rewarded for the achievement of both specific financial and strategic goals, which are expected to result in increased stockholder value.

Please read the “Compensation Discussion and Analysis” and the tables and related narrative discussion for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

Fiscal Year 2010 Business Highlights

For the fiscal year ending December 31, 2010:

•

We completed the acquisition of a 22 million gallon per year ethanol production facility in Luverne, Minnesota on September 22, 2010 for retrofit to isobutanol production. We expect to begin commercial production of isobutanol at this facility in the first half of 2012.

•

We engaged in negotiations with a number of companies, and agreed to preliminary terms regarding supplying isobutanol or the products derived from it to various companies for their use or further distribution, including LANXESS Inc. (“LANXESS”), TOTAL PETROCHEMICALS USA, INC., Toray Industries, Inc., Sasol Chemical Industries Ltd. and United Air Lines, Inc.

•

We successfully negotiated an exclusive supply agreement with LANXESS pursuant to which LANXESS has granted us an exclusive first right to supply LANXESS and its affiliates with certain of their requirements of biobased isobutanol during an initial ten year term. Our exclusive supply agreement with LANXESS was executed in January 2011.

•

We met our fermentation performance targets in the development of our second-generation isobutanol-producing biocatalyst, including a fermentation time of 52 hours and 94% of the theoretical maximum yield of isobutanol from feedstock, in advance of our planned commercial launch of isobutanol production in the first half of 2012.

Throughout fiscal 2010 we also worked to complete our initial public offering, which closed on February 14, 2011. In light of the above, we believe that the compensation of our named executive officers for fiscal 2010 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of our Company and our stockholders. Additionally, we believe that our compensation policies and procedures are effective in achieving our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

We are positioned to continue our delivery of strong performance for our stockholders, our future customers and the communities we operate in and to continue to develop an engaged, innovative workforce.

Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Gevo, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.”

Vote Required and Board Recommendation

This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. Approval of the above resolution requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote and will therefore have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the outcome of the vote on this proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Act, we are providing our stockholders the opportunity to cast an advisory vote on whether a non-binding stockholder resolution to approve the compensation of our named executive officers should occur every one, two or three years.

The Board recommends that stockholders vote to hold an advisory vote on executive compensation every two years, or a biennial vote. This recommendation is based upon the premise that our long term strategy is directed to the initial commercialization of isobutanol over the next couple of years and the execution of that strategy is best supported by a compensation program for our named executive officers that considers performance over longer periods of time. In determining to recommend that stockholders vote for a frequency of once every two years, the Board concluded that an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every two years will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation, while ensuring that stockholders have sufficient time to evaluate the effectiveness of such policies and practices.

Additionally, a biennial vote will provide us with the time to thoughtfully respond to the views of our stockholders and implement any necessary changes. We carefully review changes to our executive compensation program to ensure that the program appropriately aligns our named executive officers’ interests with the long-term interests of our stockholders and to ensure that the program appropriately balances risk and reward. We therefore believe that a vote every two years is an appropriate frequency to provide sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program.

Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

Vote Required and Board Recommendation

You may cast your vote on your preferred voting frequency by choosing one year, two years, three years or abstain from voting when you vote in response to this proposal.

The voting frequency option that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY PERIOD OF EVERY “TWO YEARS” (A BIENNIAL VOTE) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our Internet website at http://ir.gevo.com under “Corporate Governance.” Alternately, you can request a copy of any of these documents free of charge by writing to our Secretary, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

Our Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. The corporate governance guidelines are available for review on our website at http://ir.gevo.com. These guidelines, which provide a framework for the conduct of our Board’s business, provide:

•	that the Boards’ principal responsibility is to oversee the management of the Company;

•	criteria for Board membership;

•	that a majority of the members of the Board shall be independent directors;

•	limits on a Board member’s service on boards of directors of other public companies;

•	for the appointment of a lead independent director;

•	that the independent directors meet regularly in executive session;

•	that at least annually, the Board and its committees will conduct a self-evaluation; and

•	that directors have complete access to all officers and employees.

Independence of Directors

As required by the listing standards of NASDAQ, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards.

Our Board has unanimously determined that seven of our current directors, constituting a majority of the Board, are “independent” directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us). In addition, based upon such standards, the Board determined that Dr. Gruber, who is nominated to serve as a Class I director, is not “independent” because he is our Chief Executive Officer.

Board Leadership Structure

The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

Mr. Shai Weiss is the chairman of our Board and Dr. Patrick Gruber is our Chief Executive Officer. The Board believes that the current structure of a separate chairman of the Board and Chief Executive Officer is the optimum structure for the Company at this time.

Board’s Role in Risk Oversight

The risk oversight function of the Board is carried out by both the Board and the Audit Committee. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest and oversees management of risks associated with environmental, health and safety concerns. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed about such risks by the committees.

Meetings

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur apart from meetings of the Board and committees of the Board. The Board encourages its directors to attend annual meetings of our stockholders.

Information Regarding Board Committees

Our Board has established a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under a written charter adopted by our Board, each of which is available on our Internet website at http://ir.gevo.com under “Corporate Governance.” The following table provides membership and meeting information for fiscal year 2010 for each of the Board committees. Each director attended at least 75% of the meetings of the committees of the Board on which he served, held during the period for which he was a committee member.

Name	Audit	Compensation	Nominating and Corporate Governance
Employee Director:
Patrick Gruber, Ph.D.	—	—	—
Non-Employee Directors:
Carlos Cabrera	X	—	X
Ron Commander, Ph.D.	—	X	—
Véronique Hervouet	—	—	—
Ganesh Kishore, Ph.D.	—	X	—
Bruce Smith	X(1)	—	X
Stacy Smith	X	—	—
Shai Weiss	—	X(1)	X(1)

Total meetings in fiscal year 2010	5	3	1
Total actions by written consent in fiscal year 2010	—	—	—

(1)	Committee Chairperson.

Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee appoints the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance.

The current members of our Audit Committee are Messrs. Bruce Smith, Stacy Smith and Carlos Cabrera, each of whom is a non-employee member of our Board. Mr. Bruce Smith serves as the chairman of the committee. Our Board has determined that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Bruce Smith is our audit committee financial expert, as that term is defined under the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ, a copy of which can be found on our website at http://ir.gevo.com under “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; our enterprise risk management program; and our compliance with related legal, regulatory and ethical requirements. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing our independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by it; reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; and monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation. The Audit Committee establishes procedures, as required under applicable regulation, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Audit Committee held five meetings during fiscal year 2010.

Each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Bruce Smith (i) is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meets NASDAQ’s financial sophistication requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at http://ir.gevo.com under “Corporate Governance.”

We have reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements. We discussed with Deloitte & Touche LLP the overall scope and plans of their audit. We met with Deloitte & Touche LLP, with and without management present, to discuss results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

We have reviewed and discussed with Deloitte & Touche LLP matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from Deloitte & Touche LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. We have discussed with Deloitte & Touche LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with Deloitte & Touche LLP’s independence.

Based on the reviews and discussions referred to above and our review of the Company’s audited financial statements for fiscal year 2010, we recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Bruce A. Smith, Chair

Stacy J. Smith

Carlos A. Cabrera

The foregoing Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

The current members of our Compensation Committee are Mr. Shai Weiss and Drs. Ganesh Kishore and Ron Commander, each of whom is a non-employee member of our Board. Mr. Weiss serves as the chairman of the committee. Our Board has determined that each of the members of our Compensation Committee is an independent or outside director under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Code of 1986, as amended (the “Code”), relating to Compensation Committee independence. The Compensation Committee operates under a written charter, a copy of which can be found on our website at http://ir.gevo.com under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Mr. Shai Weiss and Drs. Ganesh Kishore and Ron Commander. None of the members of our Compensation Committee is or has been an officer or employee of our Company. Between March and May 2010, we sold 233,645, 126,515 and 584,113 shares of our Series D-1 Preferred Stock to the Virgin Green Fund, Malaysian Life Sciences Capital Fund and LANXESS Corporation, respectively. Mr. Weiss is a partner of Virgin Green Fund. Dr. Kishore is the Chief Executive Officer of Malaysian Life Sciences Capital Fund. Dr. Commander is employed by Lanxess Butyl Pte. Ltd., an affiliate of LANXESS Corporation, as the head of the LANXESS Group’s Butyl Rubber Business. See “Certain Relationships and Related Party Transactions—Issuance of Series D-1 Preferred Stock” below for additional information.

None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

COMPENSATION COMMITTEE

Shai Weiss

Ganesh Kishore, Ph.D.

Ron Commander, Ph.D.

The foregoing Report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Messrs. Bruce Smith, Carlos Cabrera and Shai Weiss, each of whom is a non-employee member of our Board. Mr. Weiss serves as the chairman of the committee. Our Board has determined that each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the SEC and NASDAQ relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which can be found on our website at http://ir.gevo.com under “Corporate Governance.”

Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating and Corporate Governance Committee considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics: experience, judgment, commitment (including having sufficient time to devote to the Company), skills, diversity and expertise appropriate for the Company. In assessing potential directors, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders of record. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. Stockholders of record who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the 120th day prior to the anniversary date of the initial mailing of our proxy statement for our preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

the class, series and number of shares of common stock of Gevo, Inc., and any convertible securities of Gevo, Inc., that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder of record and any beneficial owner on whose behalf the nomination is being made has or shares a right to vote any shares of any class or series of the Company;

•

any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s name, age, business address and residential address;

•

complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•

the class and number of shares of common stock of Gevo, Inc. that are beneficially owned by the proposed director candidate and any convertible securities of Gevo, Inc. that are beneficially owned by the director candidate as of the date of the written recommendation;

•	a completed and signed questionnaire, representation and agreement from the director candidate, as further described in our Bylaws; and

•

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as director if so elected. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to director nominations.

If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Secretary will provide the foregoing information to the Nominating and Corporate Governance Committee.

Evaluating Nominees for Director

Our Nominating and Corporate Governance Committee considers director candidates that are suggested by members of the committee, other members of our Board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth in our Bylaws, as described above. Prior to the formation of our Nominating and Corporate Governance Committee, our Board engaged a third-party search firm to identify potential candidates for election to our Board. The Nominating and Corporate Governance Committee may, in the future, retain a third-party search firm to identify Board candidates on terms and conditions acceptable to the Nominating and Corporate Governance Committee to assist in the process of identifying or evaluating director candidates. The Nominating and Corporate Governance Committee evaluates all nominees for director using the same approach whether they are recommended by stockholders or other sources.

The Nominating and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the director nominee’s qualifications, diversity, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and the Company, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Board, the committees and the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee must be independent for NASDAQ purposes, which determination will be based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating and Corporate Governance Committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.

The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by stockholders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board

Any stockholder who desires to contact our Board, or specific members of our Board, may do so electronically by sending an email to the following address: directors@gevo.com. Alternatively, a stockholder may contact our Board, or specific members of our Board, by writing to: Investor Relations, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, Attn: Secretary. All such communications will be initially received and processed by the office of our Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to the Chairman of the Audit Committee. Other matters will be referred to the Board, the non-employee directors or individual directors as appropriate.

The Board has instructed the Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics which applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of business conduct and ethics has been posted on our website at http://ir.gevo.com under “Corporate Governance.” We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Information Regarding Executive Officers

Executive officers are elected by our Board and serve at the discretion of the Board. Each executive officer holds office until his or her respective successor has been elected and duly qualified, or until his or her earlier death, resignation or removal. Set forth below is information regarding our executive officers as of March 31, 2011.

Name	Age	Position(s)
Patrick R. Gruber, Ph.D.(1)	50	Chief Executive Officer and Director
Christopher Ryan, Ph.D.	49	Executive Vice President, Business Development
David Glassner, Ph.D.	53	Executive Vice President, Technology
Mark Smith	49	Chief Financial Officer
Jack Huttner	57	Executive Vice President, Corporate Development and Public Affairs
Brett Lund, J.D., M.B.A.	35	Executive Vice President, General Counsel and Secretary
David Black, M.B.A.	48	Executive Vice President, Upstream Business Development
Michael Slaney, J.D.	47	Executive Vice President, Upstream Business Development

(1)	The biographical information for Dr. Patrick Gruber is provided in the section identifying the director nominees beginning on page 6.

Christopher Ryan, Ph.D. has served as Executive Vice President, Business Development, of the Company since June 2009. Prior to joining the Company, he co-founded NatureWorks LLC in 1997. Dr. Ryan served as Chief Operating Officer for NatureWorks from 2008 to 2009 and Chief Technology Officer for NatureWorks from 2005 to 2008, where he was involved in the development and commercialization of the company’s new biobased polymer from lab-scale production in 1992 through the completion of a $300 million world-scale production facility. Prior to 1992, Dr. Ryan served for four years in Corporate R&D for specialty chemical company HB Fuller Company. He has over 20 years of experience in strategic leadership, business development and research and product development in biobased materials. Dr. Ryan holds a Ph.D. in organic chemistry from the University of Minnesota, a B.S. in chemistry from Gustavus Adolphus College and completed the Management of Technology program at the University of Minnesota.

David Glassner, Ph.D. has served as Executive Vice President, Technology, of the Company since October 2009, where he leads the Company’s isobutanol technology and engineering development. From March 2009 to September 2009, he was Vice President, Technology, and from July 2007 through February 2009, he was Vice President, Bioprocessing and Engineering, of the Company. Prior to joining the Company, he led the development of novel yeast biocatalysts for the production of lactic acid and ethanol, and the development of lactic acid, lactide and polylactide technology at NatureWorks LLC from 2000 to 2007. Prior to NatureWorks, from 1993 to 1999, he was Biofuels Technology Manager at the National Renewable Energy Laboratory where he led the development of cellulosic processing technology and the construction of the biomass to ethanol process development unit. Previously, Dr. Glassner was Director of Bioprocess Development at MBI International, where he led the development of a lactic acid pilot plant and developed patented processes for producing lactic acid, succinic acid, acetone, ethanol and butanol. Dr. Glassner holds Ph.D., M.S. and B.S. degrees in chemical engineering from Michigan State University.

Mark Smith has served as Chief Financial Officer of the Company since November 2008. Prior to joining the Company, Mr. Smith served as Chief Financial Officer of Replidyne, Inc., from March 2006 to February

2009, where he played a leadership role in completing its initial public offering and executing its strategic sale to Cardiovascular Systems, Inc. Prior to joining Replidyne, Mr. Smith was an officer at Nabi Biopharmaceuticals, from August 1999 to March 2006, serving as Senior Vice President, Finance, and Chief Financial Officer from April 2001 to March 2006. Prior to joining Nabi Biopharmaceuticals, Mr. Smith was an officer at Neuromedical Systems, Inc., where he served as Vice President, Finance and Administration and Chief Financial Officer from March 1998 to July 1999. He previously served in various financial executive capacities at Genzyme Corporation from 1996 to 1998, most recently as Group Controller. From 1991 to 1996, Mr. Smith worked in various financial management capacities at Genetrix, Inc., most recently as Chief Financial Officer prior to its sale to Genzyme in 1996. He previously was an accountant at Price Waterhouse (now PricewaterhouseCoopers) in both Australia and the US. Mr. Smith holds a B.A. in accounting from Canberra College of Advanced Education.

Jack Huttner has served as Executive Vice President, Corporate Development and Public Affairs, of the Company since August 2009. He came to the Company from DuPont Danisco Cellulosic Ethanol LLC (DDCE), where he served as Vice President, Commercial and Public Affairs from September 2008 to August 2009. Previously, Mr. Huttner served as Vice President, Biorefinery Business Development, at Genencor, the industrial biotechnology division of Danisco A/S, from June 2005 to July 2008. At Genencor, he led a multifunctional team whose strategy resulted in a $140 million joint venture with DuPont (DDCE). Previously, Mr. Huttner was employed at Genencor International, Inc., as Vice President of Corporate Communications and Public Affairs from February 1998 to June 2005, where he had global responsibility for communications and external affairs, and helped shape the company’s leadership position in industrial biotechnology for its successful initial public offering. Mr. Huttner was instrumental in the formation of the industrial section of BIO, the Biotechnology Industry Organization, and served as Chairman of the section’s governing board for six years, from 1998 to 2004, where he continues to serve as a member of the governing board. From 2005 to 2007, he served on the Executive Committee of EuropaBio, the European Association for Bioindustries, where he was Chairman of the Industrial Biotechnology Council. From 2001 to 2002, Mr. Huttner served as co-chairman of the Biomass Research and Development Technical Advisory Committee, formed by Congress to oversee the federal government’s $300 million bioenergy research and development budget. He continued on the Advisory Committee until his second term expired in 2007. Mr. Huttner is also on the board and executive committee of the Advanced Biofuels Association (ABFA), and he has worked extensively with the Organization for Economic Cooperation and Development (OECD), non-government organizations, farm interests and other parties to develop common positions in support of industrial sustainability and the biobased economy. Mr. Huttner holds a B.A. in philosophy from the University of Buffalo (SUNY).

Brett Lund, J.D., M.B.A. has served as Executive Vice President, General Counsel and Secretary of the Company since 2007. Before joining the Company, from 2004 to 2007, he served as Chairman of the legal, intellectual property and licensing group and biotechnology licensing manager for Syngenta Biotechnology, Inc.’s biofuels business. At Syngenta, Mr. Lund led the management of intellectual property, in-licensing, out-licensing, research collaborations and strategic alliances. Prior to Syngenta, he served as Associate General Counsel for Ford Motor Company, Inc.’s Wingcast subsidiary. Mr. Lund was previously a corporate attorney at the law firm of Cooley Godward Kronish LLP, where he represented numerous companies regarding intellectual property licensing, initial public offerings, venture capital financing, mergers and acquisitions, securities, strategic alliances and related transactions. Mr. Lund holds a J.D. from Duke Law School, an M.B.A. from Duke University’s Fuqua School of Business and a B.A. in political science from the University of California, San Diego. He is a Certified Licensing Professional by the Licensing Executives Society and admitted to practice law in California and North Carolina.

David Black has served as one of the Company’s Executive Vice Presidents, Upstream Business Development since September 2010 and served as a Co-Managing Director of Gevo Development, LLC (“Gevo Development”) since September 2009. From 2007 to 2009, Mr. Black was a Co-Managing Partner of ClearDevelopment Partners, LLC, a clean energy development firm he co-founded. In 2005, he co-founded the biofuels company ASAlliances Biofuels, LLC (“ASAB”) with Mr. Slaney for the purpose of developing and operating ethanol plants. He served as ASAB’s Chief Executive Officer from 2005 to 2006. Prior to co-founding

ASAB, Mr. Black was a partner at Deloitte & Touche, where he served as the co-head of Deloitte’s national corporate finance management consulting practice. Mr. Black holds an M.B.A. from Southern Methodist University and a B.S. in finance from Arizona State University.

Michael Slaney, J.D. has served as one of the Company’s Executive Vice Presidents, Upstream Business Development since September 2010 and served as a Co-Managing Director of Gevo Development since September 2009. From 2007 to 2009, Mr. Slaney was a Co-Managing Partner of ClearDevelopment Partners, LLC, a clean energy development firm he co-founded. In 2005, he co-founded the biofuels company ASAB with Mr. Black for the purpose of developing and operating ethanol plants. He served as ASAB’s Chief Operating Officer from 2005 to 2006. Prior to co-founding ASAB, Mr. Slaney was a partner in the M&A and corporate finance departments of Akin Gump Strauss Hauer & Feld LLP. Mr. Slaney holds a J.D. from Indiana University and a B.S. in accounting and business administration from the University of Kansas.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Named Executive Officers

In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers.” Our named executive officers for the fiscal year ended December 31, 2010 are:

•	Dr. Patrick R. Gruber, Chief Executive Officer

•	Mark Smith, Chief Financial Officer

•	Dr. Christopher Ryan, Executive Vice President, Business Development

•	David Black, Executive Vice President, Upstream Business Development

•	Michael Slaney, Executive Vice President, Upstream Business Development

Overview—Compensation Objectives

We have designed our compensation and benefits programs and philosophy to retain, attract and incentivize talented, qualified senior executives to effectively manage and promote the success of our Company and to motivate them to pursue corporate objectives. Historically, as a private company, the mix of compensation elements was weighted towards equity elements due to cash capital constraints. However, going forward we have set our compensation programs within an appropriate competitive framework that includes a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to reward our senior executives and management team. Within this overall philosophy, our objectives are to:

•

engage a third-party consulting firm during fiscal year 2011 to work with our Compensation Committee to establish an appropriate peer group of companies, including our competitors, that we intend to compete with for executive talent and to offer a total compensation program that is benchmarked to be at or above the 75th percentile of such peer group;

•

continue to align the financial interests of our executive officers with those of our stockholders by providing significant equity-based awards such as options and restricted stock, while balancing the competing concerns of limiting stockholder dilution and financial accounting compensation expense; and

•

continue to use our performance-based approach to managing pay levels to foster a goal-oriented, cooperative and highly motivated management team whose members have a clear understanding of business objectives and shared corporate values.

Compensation for each named executive officer is comprised of a cash-based short-term salary component, reviewed periodically and based on the individual performance of the executive, cash incentive payments based upon the achievement of corporate objectives established by the Compensation Committee on an annual basis, and a long-term equity component providing long-term compensation based on Company performance, as reflected in an increase or decrease in the value of the shares underlying such equity awards. We use the above objectives as a guide in establishing the compensation programs, practices and packages offered to our executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation. However, there is no pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.

Historical Role of our Board of Directors

From our formation until the appointment of directors to the Compensation Committee in September 2007, non-employee members of our Board reviewed and approved executive compensation and benefits policies, including the 2006 omnibus securities and incentive plan (the “2006 Plan”). Our non-employee directors relied upon their own experiences as directors and officers at other technology companies and public companies that we expected to compete with as well as other subjective information collected from private, venture capital-backed companies in establishing appropriate levels of compensation for our executive officers.

Establishment of, and Ongoing Review by, Our Compensation Committee

In September 2007, our Board established a Compensation Committee. The current members of our Compensation Committee are Mr. Shai Weiss and Drs. Ganesh Kishore and Ron Commander. Each of these individuals qualifies as (i) an “independent director” under the requirements of NASDAQ, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, and (iii) an “outside director” under Section 162(m) of the Code. The Compensation Committee evaluates, approves, administers and interprets our executives’ compensation and benefit policies, including our annual executive incentive plan, 2006 Plan and 2010 Plan (defined below), consistent with our compensation program and philosophy.

Historically, as a private company, our Compensation Committee considered compensation data informally collected by the Compensation Committee members from various other private, venture capital-backed, development-stage companies, and from research of pay practices at similar companies. The committee has also relied on its members’ business judgment and collective experience with respect to compensation practices at other companies in the technology industry. Our Compensation Committee determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Effective April 21, 2011, our Compensation Committee has appointed Hodak Value Advisors to act as consultant for executive compensation matters.

Role of Executive Officers in Compensation Decisions

For executive officers other than our Chief Executive Officer, the Compensation Committee has historically sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases, equity award levels and the performance goals that are used throughout our compensation plans, and advises the committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our Compensation Committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our Chief Executive Officer. Our Chief Executive Officer is also involved in our executive compensation process by providing input on the performance targets for our compensation plan, including the relative weight to be assigned to each performance target, and presenting data regarding the impact of the executive compensation programs on our financial performance and statements. Our Compensation Committee routinely meets in executive session, and our Chief Executive Officer is not permitted to attend during sessions of the Compensation Committee and sessions of the Board where decisions are made regarding his compensation. Once our Compensation Committee has established our peer group, it is our intention to rely on market parameters for the initial determination of various elements of our executives’ compensation and to set such initial compensation so that it is at or above the 75th percentile of such peer group, with the Compensation Committee making adjustments down or up from such market-based determination based, in part, on input from our Chief Executive Officer.

Executive Compensation Program

Our executive compensation program consists of five components: base salary; annual incentive bonuses; equity-based incentives; benefits; and severance/change of control protection. These components allow us to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. We use short-term compensation, including base salary and annual incentive bonuses, to motivate and reward our key executives on a day-to-day basis in accordance with our general compensation philosophy, which focuses on rewarding performance. Our Compensation Committee has established a program to set and refine strategic objectives, and to measure performance against those objectives. The Compensation Committee meets at least annually to evaluate and refine this program. We are in the process of implementing an annual review process to measure and provide feedback on individual performance as it relates to the goals we wish to achieve for the Company as a whole and each employee individually. The review will assess various combinations of the following factors:

•	overall financial performance;

•	overall and functional unit expense controls;

•	achievement of objectives established during the prior review, including specified cost metrics;

•	assessment of professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and team accomplishment; and

•	experience, knowledge, skills and attitude, focusing on capabilities, capacity and willingness to learn.

Our compensation program seeks to balance each named executive officer’s focus between Company goals and individual performance. Since the creation of the Compensation Committee, base salaries, incentive bonuses and equity awards are set based on a combination of corporate objectives and individual performance determined on a subjective, case-by-case basis, and generally has been based on a subjective evaluation by the Compensation Committee and the Chief Executive Officer, when appropriate, of each individual’s contributions. Historically, bonus achievements and certain equity grants were awarded based on a combination of corporate objectives and individual performance. We expect to continue this practice with respect to our executives’ bonus opportunities so that we can foster a culture of individual high performance with a focus on, and awareness of, the impact on overall Company success. The Compensation Committee applies the same compensation philosophy and standards for each named executive officer, including our Chief Executive Officer. However, compensation levels inevitably vary among the named executive officers because the Compensation Committee considers individual and corporate factors, as well as the personal knowledge of our Compensation Committee members with respect to the compensation of similarly situated individuals at companies with which we compete for talent and at companies in the technology industry for whom our committee members also serve on the Compensation Committee, in order to determine the appropriate level of compensation for each named executive officer. Consequently, if there are differences in the amount or type of compensation paid among the named executive officers, including the Chief Executive Officer, such differences are due primarily to a similar disparity among positions within other companies generally known to our Compensation Committee members, as well as other factors such as a named executive officer’s tenure and individual performance.

We use equity-based incentives to align the interests of our senior executives with those of our stockholders and to promote a longer-term performance perspective and positive progress toward achieving our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually and the data from this review is used as part of the evaluation in determining the appropriate amount of additional grants of equity-based awards.

Finally, we use benefits and change of control and severance arrangements as a means of retaining our employees and reducing the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or pursue strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive’s employment.

Our executives’ total compensation may vary significantly year to year based on Company, functional area and individual performance. Further, the value of equity awards made to our senior executives will vary in value based on our stock price performance.

Weighting of Elements in our Compensation Program

The allocation among each compensation element is based on a subjective determination by the Compensation Committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each executive’s total potential compensation “at risk” based on corporate and individual performance. We believe that, as is common in the technology sector, stock option and other equity-based awards are a significant compensation-related motivator in attracting and retaining employees and that salary and bonus levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary

We provide a base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, and should reflect the overall sustained performance and contributions to us over time. For newly hired executive officers, the Compensation Committee considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join us. Once base pay levels are initially determined, increases in base pay are generally made as appropriate to recognize specific performance achievements.

In 2010, in consideration of the achievements of the Company in securing additional private equity financing and the Company’s planned initial public offering, the Compensation Committee approved executive base salary increases which were deemed to be competitive and consistent with the performance of the executive team and the growth of our Company. These salary increases are reflected in the employment agreements that we entered into with Drs. Gruber and Ryan and Mr. Smith in June 2010, which became effective upon the closing of our initial public offering. Following the Company’s acquisition of the class B interests in Gevo Development from CDP Gevo, LLC (“CDP”), the beneficial owners of CDP, Messrs. Black and Slaney, entered into employment agreements with the Company effective September 22, 2010. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on a periodic basis, base salaries for our executives, together with other components of compensation, are evaluated.

The following table sets forth information regarding base salaries for fiscal year 2010 and the new base salaries that became effective upon the consummation of our initial public offering for our named executive officers:

Name of Executive Officer	2010 Base Salary Rate	New Base Salary Rate (effective upon the closing of our initial public offering)
Patrick R. Gruber, Ph.D(1)	$410,000	$500,000
Mark Smith	275,000	325,000
Christopher Ryan, Ph.D.	285,000	325,000
David Black(2)	375,000	375,000
Michael Slaney(2)	375,000	375,000

(1)	Effective June 1, 2010, Dr. Gruber’s base salary was increased from $350,000 to $410,000.
(2)	Messrs. Black and Slaney became employees of Gevo, Inc. on September 22, 2010 and their base salary rates were not affected by the consummation of our initial public offering.

Annual Incentive Bonuses

Our compensation philosophy with respect to annual incentive bonuses is consistent with our overall compensation program philosophy. The annual incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual and corporate goals, directly affects the level of bonus payment.

In December 2010, our Compensation Committee adopted the 2010 incentive bonus plan, under which the annual incentive bonus targets set forth below were used along with corporate and individual performance targets set by our Compensation Committee and our Chief Executive Officer (except that individual performance targets for our Chief Executive Officer are set exclusively by members of our Compensation Committee).

For 2010, our Compensation Committee retained the same target bonus amount as in 2009 for Dr. Gruber and the same target bonus percentages as in 2009 for Dr. Ryan and Mr. Smith. Such bonus targets and the amounts actually paid are subject to adjustment based on Company and individual performance as assessed in the judgment of the Compensation Committee. Messrs. Black and Slaney joined Gevo, Inc. during fiscal year 2010 and were not eligible for incentive bonuses in 2010 under the terms of their respective employment agreements. The table below sets forth the annual incentive bonus targets for each of our named executive officers that were eligible to receive a bonus in 2010:

Name of Executive Officer	2010 Bonus Target (as % of 2010 base salary)
Patrick R. Gruber, Ph.D.	18.3%
Mark Smith	30.0
Christopher Ryan, Ph.D.	30.0
David Black(1)	—
Michael Slaney(1)	—

(1)	Under the terms of their employment agreements, Messrs. Black and Slaney became eligible to receive annual incentive bonuses in an amount up to 40% of their respective base salaries beginning in calendar year 2011.

During 2010, our Compensation Committee, with input from our Chief Executive Officer, established five categories of corporate performance targets: (i) targets related to securing access to ethanol plants for future retrofit to isobutanol production, (ii) targets related to technology development including (a) the production of isobutanol at laboratory scale from cellulosic biomass, (b) the development of hydrocarbon technology applications of isobutanol and (c) the development of our biocatalyst, (iii) targets related to the Company’s production capabilities, (iv) targets related to the negotiation of future supply agreements with customers and (v) targets related to securing financing for the acquisition of our initial production facility and future financing needs, including preparations for our initial public offering. No weighting was assigned to the individual performance targets. In December 2010, our Compensation Committee determined that the Company had achieved 90% of its corporate performance targets and the Company performance factor was set at 90%, out of 100%.

Our Compensation Committee retains discretion to approve payments in excess of the target amounts to named executive officers, as appropriate, based on their achievement of individual goals established for each executive by the Chief Executive Officer (or, in the case of individual goals for the Chief Executive Officer, the Compensation Committee). These individual goals are established based on the Chief Executive Officer’s (or in the case of individual goals for the Chief Executive Officer, the Compensation Committee’s) evaluation of each executive’s position within the Company, the corporate targets over which that executive has control or influence and the market practices of other technology companies. Examples of individual goals include achieving departmental budgets, meeting testing objectives, achieving technical milestones, meeting business development goals and achieving or maintaining a professional standard. The determination of whether and to what extent a specific executive officer has achieved his individual goals and the amount of additional bonus, if any, to be paid is made by the Chief Executive Officer (or the Compensation Committee in the case of the Chief Executive Officer). Any such determinations made by the Chief Executive Officer are subject to review and approval by the Compensation Committee. In 2010, the Compensation Committee determined that each of Drs. Gruber and Ryan and Mr. Smith would receive a discretionary bonus payment in excess of their target amounts equal to $82,500, $45,000 and $30,000, respectively. The Compensation Committee approved these discretionary amounts due to the level of overall achievement of established milestones and in recognition of the executives’ efforts to prepare the Company to meet future technical and financial milestones.

The following formula can be used to calculate the incentive bonus payment to be made to a named executive officer:

Bonus Amount =	(Base Salary) x (Target Percentage) x (Company Performance Factor) + (Discretionary Individual Performance Bonus, if any)

Name of Executive Officer	Bonus Target (base salary x target %) ($)	2010 Company Performance Factor (%)	2010 Bonus Based on Achievement of Company Performance Factor	Individual Bonus ($)	Total Bonus Payment ($)
Patrick R. Gruber, Ph.D.	75,000	90.0	67,500	82,500	150,000
Mark Smith	82,500	90.0	74,250	30,000	104,250
Christopher Ryan, Ph.D.	85,500	90.0	76,950	45,000	121,950
David Black(1)	—	—	—	—	—
Michael Slaney(1)	—	—	—	—	—

(1)	Under the terms of their employment agreements, Messrs. Black and Slaney became eligible to receive annual incentive bonuses in an amount up to 40% of their respective base salaries beginning in calendar year 2011.

In June 2010, we entered into employment agreements with each of Drs. Gruber and Ryan and Mr. Smith which became effective upon the closing of our initial public offering. These agreements superseded and terminated the employment and offer letter agreements that we had previously entered into with these named executive officers. Following the acquisition of the class B interests in Gevo Development from CDP, Messrs. Black and Slaney entered into employment agreements with Gevo, Inc. which became effective on September 22, 2010. Under the terms of the new employment agreements, each executive is entitled to receive an annual incentive bonus based on the achievement of certain business goals set by our Board on an annual basis. Annual incentive bonus eligibility commences in 2011 for Messrs. Black and Slaney. Under the terms of the new employment agreements, the annual incentive bonus targets for our named executive officers are as follows:

Name of Executive Officer	Incentive Bonus Target (as a % of base salary)
Patrick R. Gruber, Ph.D.	50.0%
Mark Smith	40.0
Christopher Ryan, Ph.D.	40.0
David Black	40.0
Michael Slaney	40.0

In addition to the annual incentive bonus, the new employment agreements provide that additional bonus amounts may be paid, at the discretion of our Board, to reflect each executive’s contributions to the accomplishment of our long-range business goals, the success of the corporate strategies in which the executive participates and the unique services that the executive provides in connection with increasing stockholder value.

We believe that our annual incentive bonus plans help to attract and motivate our executives, and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By evaluating our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and nonfinancial goals.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive ownership that encourages long-term investment by our executive officers in our equity, thereby better aligning the executives’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to new employees and periodic grants at other times, as approved by the Compensation Committee. As a private company, our Compensation Committee has historically recommended, and our Board has historically approved, all equity grants to our employees including our executive officers. These grants have an exercise price that is at least equal to the fair market value of our common stock on the date of grant, as determined by our Board. Grants of options in 2010 were typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the vesting commencement date, subject to the continued service of the executive officer. In keeping with our market-competitive philosophy, our Compensation Committee established the foregoing vesting schedules for 2010 because it determined that such vesting represents market practice in our industry based on their experience. For the options granted to our named executive officers in 2010, vesting commenced upon the executive officer’s respective date of hire.

The size of the initial stock option award is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.

On September 22, 2010, in connection with the purchase of the class B interests in Gevo Development, Messrs. Black and Slaney became employees of Gevo, Inc. In connection with the formation of Gevo Development in September 2009, Gevo, Inc. issued a warrant to CDP to acquire 858,000 shares of the common stock of Gevo, Inc. with an exercise price of $2.70. CDP is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney. The warrant shares were initially unvested and vested in increments upon the achievement of specific performance milestones. No amounts had been recorded for these warrants in our consolidated statements of operations through September 21, 2010, as none of the performance milestones had been met. Therefore, the lowest aggregate fair value of the award at September 21, 2010 was zero. On September 22, 2010, Messrs. Black and Slaney became employees of Gevo, Inc. and the warrant agreement was amended and restated to provide that 50% of the warrant shares granted under such warrant agreement vested on September 22, 2010. The remaining warrant shares will vest over a two-year period beginning on September 22, 2010, subject to acceleration and/or termination under certain circumstances. We valued the warrant, using the option-pricing method, at approximately $13,956,000 on the modification date of September 22, 2010 and recognized 50% of this amount, $6,978,000, as stock-based compensation on that date. We will recognize the remaining 50% of the warrant’s value over the 24 month vesting period which began on September 22, 2010. For presentation purposes, as Messrs. Black and Slaney are the beneficial owners of CDP, we have attributed 50% of the value of the warrant on the modification date of September 22, 2010, or $6,978,000 each, to Messrs. Black and Slaney.

Our Compensation Committee considers a number of factors in determining the amount of periodic equity incentive awards, if any, granted to our executives, including:

•	internal equity among executives;

•	the number of shares subject to outstanding options, both vested and unvested, held by our executives;

•	the vesting schedule of the unvested stock options held by our executives;

•	whether each executive’s equity holdings provide adequate incentive and retention value;

•	individual performance;

•	tenure with the Company; and

•	the nature of each executive’s role at our Company.

In June 2010, our named executive officers received the following stock option grants, each with an exercise price of $10.07 per share: Dr. Gruber (105,000), Dr. Ryan (44,000) and Mr. Smith (19,500). The size of each grant was based on the Compensation Committee’s consideration of the factors listed above, as well as compensation data informally collected by the Compensation Committee members from various other private, venture capital-backed, development-stage companies, and from research of pay practices at similar companies. Similar to our initial stock option grants, these grants are intended to continue to provide the executive with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy. Messrs. Black and Slaney have not been awarded any stock option grants. Messrs. Black and Slaney are the beneficial owners of CDP, which has been granted a warrant to purchase 858,000 shares of the Company’s common stock at an exercise price of $2.70 per share. The warrant issued to CDP was granted in September 2009 and amended and restated in September 2010, as discussed above.

In June 2010, we entered into employment agreements with each of Drs. Gruber and Ryan and Mr. Smith which became effective upon the closing of our initial public offering. These agreements superseded and terminated the employment and offer letter agreements that we had previously entered into with these named executive officers. In September 2010, we entered into employment agreements with Messrs. Black and Slaney, which became effective immediately. Under the terms of the new employment agreements, each executive is entitled to receive an annual equity incentive award consisting of restricted stock and/or stock options. The new employment agreements with our named executive officers provide for annual equity incentive awards with the following fair market values on the date of grant:

Name of Executive Officer	Annual Minimum Equity Incentive Award
Patrick R. Gruber, Ph.D.	$600,000
Mark Smith	200,000
Christopher Ryan, Ph.D.	200,000
David Black(1)	—
Michael Slaney(1)	—

(1)	Under the terms of their employment agreements, in the event that the Company has consummated an initial public offering, Messrs. Black and Slaney will each become eligible to receive annual equity incentive awards of $200,000 beginning in April 2012.

The employment agreements of Drs. Gruber and Ryan and Mr. Smith provide that each executive may be granted additional annual equity incentive awards with fair market values on the grant date of $850,000, $395,000 and $395,000, respectively, over the minimum amounts included in the above table. On March 23, 2011, Drs. Gruber and Ryan and Mr. Smith were granted aggregate annual equity incentive awards in accordance with the terms of their employment agreements. Dr. Gruber was granted 121,335 stock options, Dr. Ryan was granted 33,942 restricted shares of common stock and Mr. Smith was granted 49,789 of stock options, with fair market values on that date of approximately $1,450,000, $595,000 and $595,000, respectively.

As a privately owned company, there has historically been no market for our common stock. Accordingly, in 2009 and 2010, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material nonpublic information. The Compensation Committee intends to adopt a formal policy regarding the timing of grants.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our Gevo, Inc. employees:

•	health, dental and vision insurance;

•	life insurance, short- and long-term disability, accidental death and dismemberment;

•	a 401(k) plan; and

•	a medical and dependent care flexible spending account.

We believe these benefits are consistent with companies with which we compete for employees.

Severance/Termination-Based Compensation

Our Compensation Committee provides our executives with termination protection when it determines that such protection is necessary to attract or retain an executive. In June 2010, we entered into employment agreements with each of Drs. Gruber and Ryan and Mr. Smith which became effective upon the closing of our initial public offering. These agreements superseded and terminated the employment and offer letter agreements that we had previously entered into with these named executive officers. In September 2010, we entered into employment agreements with Messrs. Black and Slaney, which became effective immediately. Under the terms of the new employment agreements, each executive officer is entitled to receive severance payments and benefits in the event that he is terminated without cause or resigns for good reason. The new employment agreements also provide payments to these named executive officers in the event of a change of control and provide for certain benefits in the event that an executive is terminated upon or within 90 days following a change of control.

The severance payments and benefits that are payable under these agreements are further described below in the sections entitled “Employment Arrangements” and “Potential Payments upon Termination or Change of Control.”

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain named executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether the Company’s overall compensation program for employees in 2011 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted and the uniformity of compensation policies across the Company, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company, as a baseline for our annual incentive plan targets. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits.

2010 Summary Compensation Table

The following table summarizes the compensation earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during the year ended December 31, 2010. In this proxy statement, we refer to these officers as our named executive officers.

Name and principal position	Year	Salary ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Patrick R. Gruber, Ph.D.	2010	384,385		681,765	150,000	54,504	(4)	1,270,654
Chief Executive Officer, Director	2009	363,462		427,820	75,000	57,025	(4)	923,307

Mark L. Smith	2010	275,000		129,527	104,250	11,069	(5)	519,846
Chief Financial Officer	2009	285,577		26,904	52,140	10,577	(5)	375,198

Christopher Ryan, Ph.D.	2010	285,000		294,923	121,950	31,107	(6)	732,980
Executive Vice President, Business Development	2009	153,462	(7)	318,028	29,461	286,210	(6)	787,161

David Black(8)	2010	87,981	(9)	—	—	7,336,122	(10)	7,424,103
Executive Vice President, Upstream Business Development

Michael Slaney(8)	2010	87,981	(9)	—	—	7,336,122	(10)	7,424,103
Executive Vice President, Upstream Business Development

(1)	For information regarding the annual salary rate of our named executive officers, see “Employment Arrangements” below. We pay salary to our employees on a bi-weekly basis and, in calendar years 2010 and 2009, we made 26 and 27 such bi-weekly payments, so certain of the named executive officers received aggregate salary payments in calendar year 2009 that exceeded their annual salary rate.
(2)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of awards granted during each respective year for each named executive officer, in accordance with FASB ASC Topic 718, assuming no forfeitures. The assumptions, other than forfeitures, used by us with respect to the valuation of option awards are set forth in Note 1 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K filed with the SEC on March 28, 2011.
(3)	The bonuses earned on the basis of performance relative to target bonus metrics in calendar year 2010 and 2009 have been reported in this column as non-equity incentive plan compensation. See “Compensation Discussion and Analysis” above for a discussion of how the bonus program worked in operation. See also “Grants of Plan-Based Awards in Fiscal Year 2010” under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” for the target amounts named executive officers were eligible to earn in 2010. Our Board retained discretion to approve payments in excess of the target amounts and exercised that discretion to make certain payments to Drs. Gruber and Ryan and Mr. Smith in 2010. The dollar amounts reported in this column were paid out as cash payments in December 2010 and January 2010, respectively.
(4)	For 2010, represents $12,250 for Company match on 401(k) plan, $29,122 for payments to maintain a corporate apartment and $13,132 for gross-up tax assistance provided. For 2009, represents $12,250 for Company match on 401(k) plan, $25,154 for payments to maintain a corporate apartment, $11,344 for gross-up tax assistance provided and $8,277 for other personal benefits.
(5)	For 2010, represents $11,069 for Company match on 401(k) plan. For 2009, represents $10,577 for Company match on 401(k) plan.
(6)	For 2010, represents $12,250 for Company match on 401(k) plan, $4,306 for gross-up tax assistance provided and $14,551 in relocation assistance. For 2009, represents $3,837 for Company match on 401(k) plan, $12,214 for gross-up tax assistance provided and $270,159 in relocation assistance. $52,954 of the relocation assistance provided in 2009 represents costs paid for Dr. Ryan’s moving expenses and relocation costs. The remaining $217,205 of relocation assistance is for amounts paid to a relocation company in connection with the sale of Dr. Ryan’s house. The relocation company purchased Dr. Ryan’s house in 2009 and sold it in 2010. We initially paid the relocation company $312,498 as an estimate of the difference between the purchase price they paid and the sales price they would receive, plus sales, carrying and other costs for the house. When the relocation company sold the house in 2010, the actual difference between the purchase price and sales price, plus sales, carrying and other costs for the house was only $217,205, and the relocation company refunded our overpayment of $95,293.

(7)	Dr. Ryan joined Gevo, Inc. in June 2009. The 2009 salary reflected for Dr. Ryan represents actual salary earned from employment with us in 2009, which was based on an annual base salary of $285,000.
(8)	Messrs. Black and Slaney entered into employment agreements with Gevo, Inc. on September 22, 2010. In September 2010, Gevo, Inc. became the sole owner of Gevo Development by acquiring 100% of the class B interests in Gevo Development from CDP pursuant to an equity purchase agreement. In exchange for the class B interests, CDP will receive aggregate consideration of up to approximately $1,143,000, $500,000 of which was paid on September 22, 2010, $274,000 of which was paid on December 30, 2010 and the remainder of which is payable in five equal quarterly installments beginning in January 2011, subject to the terms and conditions set forth in the equity purchase agreement. Payments made to CDP for purchase of the class B interests have been excluded from the amounts included in the table above. CDP is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney.
(9)	Messrs. Black and Slaney joined Gevo, Inc. in September 2010. The 2010 salaries reflected for Messrs. Black and Slaney represent actual salaries earned from employment with Gevo, Inc. in 2010, which were based on annual base salaries of $375,000.
(10)	In conjunction with the formation of Gevo Development in September 2009, Gevo, Inc. issued a warrant to CDP to acquire 858,000 shares of the common stock of Gevo, Inc. with an exercise price of $2.70. The warrant shares were initially unvested and vested in increments upon the achievement of specific performance milestones. No amounts had been recorded for these warrants in our consolidated statements of operations through September 21, 2010, as none of the performance milestones had been met. Therefore, the lowest aggregate fair value of the award at September 21, 2010 was zero. On September 22, 2010, Messrs. Black and Slaney became employees of Gevo, Inc. and the warrant agreement was amended and restated to provide that 50% of the warrant shares granted under such warrant agreement vested on September 22, 2010. The remaining warrant shares will vest over a two-year period which began on September 22, 2010, subject to acceleration and/or termination under certain circumstances. We valued the warrant, using the option-pricing method, at approximately $13,956,000 on the modification date of September 22, 2010 and recognized 50% of this amount, $6,978,000, as stock-based compensation on that date. We will recognize the remaining 50% of the warrant’s value over the 24 month vesting period which began on September 22, 2010. As CDP is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney, for presentation purposes, we have shown the full value of the warrant as calculated on the modification date, September 22, 2010, of $13,956,000 as 50% attributable to each of Messrs. Black and Slaney. The amount shown of $7,336,122 for each of Messrs. Black and Slaney is comprised of $6,978,000, which represents 50% of the full value of the warrant to CDP as calculated on the modification date of September 22, 2010, and $358,122, representing 50% of the total management fees paid to CDP during 2010.

Grants of Plan-Based Awards in 2010 Table

All options granted to our named executive officers are non-statutory stock options. The exercise price per share of each option granted to our named executive officers was determined to be equal to at least the fair market value of our common stock by our Board on the date of the grant. All options were granted under our 2006 Plan, as described below in the section entitled “Employee Benefit and Stock Plans—2006 Omnibus Securities and Incentive Plan, as Amended.”

The following table shows information regarding grants of equity awards to our named executive officers during the year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Target($)
Patrick R. Gruber, Ph.D.	—	75,000
	6/3/2010		105,000	10.07	681,765
Mark Smith	—	82,500
	6/3/2010		19,500	10.07	129,527
Christopher Ryan, Ph.D.	—	85,500
	6/3/2010		44,000	10.07	294,923

(1)

Represents awards granted under our 2010 cash incentive bonus program, which were based on achievement of certain milestones in fiscal year 2010. This column shows the awards that were possible at the target level of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary

Compensation Table shows the actual awards earned in fiscal year 2010 by our named executive officers under the 2010 cash incentive bonus program. These amounts were paid in December 2010.
(2)	The amounts set forth in the “Grant Date Fair Value of Option Awards” column reflect the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718, assuming no forfeitures. The assumptions, other than forfeitures, used in determining such amounts are described in Note 1 to our consolidated financial statements included 2010 in our Annual Report on Form 10-K filed with the SEC on March 28, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows the grants of stock options to our named executive officers that were outstanding on December 31, 2010, the last day of our fiscal year.

	Option awards
Name	Grant Date	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Patrick R. Gruber, Ph.D.	5/2/2007	5/2/2007	(2)	253,115	100,068	0.46	5/2/2017
	7/1/2008	7/1/2008	(3)	195,725	128,234	1.16	7/1/2018
	11/16/2009	5/2/2007	(3)	217,499	25,291	2.70	11/16/2019
	6/3/2010	5/2/2007	(3)	94,063	10,937	10.07	6/3/2020

Mark Smith	12/04/2008	11/5/2008		65,104	59,896	1.16	12/04/2018
	11/16/2009	11/5/2008		7,813	7,187	2.70	11/16/2019
	6/3/2010	11/5/2008		10,156	9,344	10.07	6/3/2020

Christopher Ryan, Ph.D.	11/16/2009	6/15/2009		65,625	109,375	2.70	11/16/2019
	6/3/2010	6/15/2009		16,500	27,500	10.07	6/3/2020

(1)	Unless otherwise noted, each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option shall vest monthly thereafter until all shares are vested. Vesting is accelerated in certain situations. See the section entitled “Employment Arrangements” below.
(2)	Each option vests as to 1/5th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/60th of the total number of shares subject to the option shall vest monthly thereafter until all shares are vested. Vesting is accelerated in certain situations. See the section entitled “Employment Arrangements” below.
(3)	1/48th of the total number of shares subject to the option shall vest monthly after the vesting commencement date until all shares are vested. Vesting is accelerated in certain situations. See the section entitled “Employment Arrangements” below.

Option Exercises and Stock Vested During Fiscal Year 2010

No options were exercised by our named executive officers during the fiscal year ended December 31, 2010. As of December 31, 2010, we had not issued any stock awards, other than grants of stock options, to our named executive officers or other employees.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Arrangements

Patrick Gruber, Ph.D.

On July 1, 2008, we entered into an employment agreement with Dr. Patrick Gruber, our Chief Executive Officer and a member of our Board, which provided for an annual base salary of $350,000, and an incentive bonus of up to $75,000 per year based on his achievement of certain milestones determined by our Board on an annual basis. Pursuant to that employment agreement, Dr. Gruber was granted options to purchase 323,959 shares of our common stock under the 2006 Plan. Effective June 1, 2010, our Compensation Committee approved an increase in Dr. Gruber’s annual base salary to $410,000.

On June 4, 2010, we entered into a new employment agreement with Dr. Gruber, which became effective upon the closing of our initial public offering. This agreement superseded and terminated Dr. Gruber’s previous employment agreement. Under the new employment agreement, Dr. Gruber’s base salary is $500,000 per year, subject to annual review and adjustment by our Board. Dr. Gruber is eligible to receive an annual bonus of up to 50% of his base salary based on the achievement of certain business goals set by our Board on an annual basis, and may receive additional bonus amounts at the discretion of our Board. Pursuant to the terms of the new employment agreement, Dr. Gruber is eligible to receive an annual incentive award with a fair market value equal to $600,000 on the date of grant, consisting of restricted stock and/or stock options, and may receive additional stock awards at the discretion of our Board, not to exceed $850,000 for the first year. Dr. Gruber is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Dr. Gruber’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Dr. Gruber’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment equal to two years of his base salary then in effect plus 200% of his eligible bonus for the preceding year. Additionally, Dr. Gruber and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of 12 months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest. Cause is defined as Dr. Gruber’s conviction of a felony, willful misconduct or dishonesty materially injurious to the Company or a material failure to consistently discharge his duties under the employment agreement, unless resulting from his disability, provided that no act or failure to act will be considered willful if it is done, or omitted, in good faith and with the reasonable belief that such action or inaction is in the best interests of the Company. Good reason is defined as a material diminishment of Dr. Gruber’s base salary, authority, duties or responsibilities, a relocation without his consent that increases his one-way commute to work by at least fifty miles or a material breach by us of the employment agreement.

The new employment agreement also provides certain payments and benefits to Dr. Gruber in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control.”

Mark Smith

On October 2, 2008, we entered into an offer letter agreement with Mark Smith, our Chief Financial Officer, which provided for an annual base salary of $275,000 and a grant of options to purchase 125,000 shares of our common stock under the 2006 Plan.

On June 4, 2010, we entered into a new employment agreement with Mr. Smith, which became effective upon the closing of our initial public offering. This agreement superseded and terminated Mr. Smith’s previous offer letter agreement. Under the new employment agreement, Mr. Smith’s base salary is $325,000 per year, subject to annual review and adjustment by our Board. Mr. Smith is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board on an annual basis and may receive additional bonus amounts at the discretion of our Board. Pursuant to the terms of the new employment agreement, Mr. Smith is eligible to receive an annual incentive award with a fair market value equal to $200,000 on the date of grant, consisting of restricted stock and/or stock options, and may receive additional stock awards at the discretion of our Board, not to exceed $395,000 for the first year. Mr. Smith is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Mr. Smith’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Mr. Smith’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment, equal to one year of his base salary then in effect plus 100% of his eligible bonus for the preceding year. Additionally, Mr. Smith and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest. The definitions of cause and good reason are consistent with the definitions set forth in our new employment agreement with Dr. Gruber, as described above.

The new employment agreement also provides certain payments and benefits to Mr. Smith in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control.”

Christopher Ryan, Ph.D.

On May 22, 2009, we entered into an offer letter agreement with Dr. Christopher Ryan, our Executive Vice President of Business Development, which provided for an annual base salary of $285,000 and a grant of options to purchase 168,000 shares of our common stock under the 2006 Plan. Dr. Ryan was actually granted options to purchase 175,000 shares of our common stock under the 2006 Plan, the additional options were issued due to subjective factors and to account for dilution based on the timing of the grant.

On June 4, 2010, we entered into a new employment agreement with Dr. Ryan, which became effective upon the closing of our initial public offering. This agreement superseded and terminated Dr. Ryan’s previous offer letter agreement. Under the new employment agreement, Dr. Ryan’s base salary is $325,000 per year, subject to annual review and adjustment by our Board. Dr. Ryan is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board on an annual basis and may receive additional bonus amounts at the discretion of our Board. Pursuant to the terms of the new employment agreement, Dr. Ryan is eligible to receive an annual incentive award with a fair market value equal to $200,000 on the date of grant, consisting of restricted stock and/or stock options, and may receive additional stock awards at the discretion of our Board, not to exceed $395,000 for the first year. Dr. Ryan is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Dr. Ryan’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Dr. Ryan’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment, equal to one year of his base salary then in effect plus 100% of his eligible bonus for the preceding year. Additionally, Dr. Ryan and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest. The definitions of cause and good reason are consistent with the definitions set forth in our new employment agreement with Dr. Gruber, as described above.

The new employment agreement also provides certain payments and benefits to Dr. Ryan in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control.”

David Black

On September 22, 2010, we entered into an employment agreement with Mr. Black, which became effective immediately. Under the employment agreement, Mr. Black’s base salary is $375,000 per year, subject to annual review and adjustment by our Board. As of 2011, Mr. Black is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board on an annual basis and may receive additional bonus amounts at the discretion of our Board. Beginning in April 2012, Mr. Black will be eligible to receive an annual incentive award with a fair market value equal to $200,000 on the date of grant, consisting of restricted stock and/or stock options. Mr. Black may also receive additional stock awards at the discretion of our Board. Mr. Black is also entitled to participate in or receive benefits under all of our existing and future incentive programs and is eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Mr. Black’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination. Mr. Black, or his estate, will also be entitled to a lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination, provided that Mr. Black has executed a general release of claims in favor of the Company within 60 days of the date of any termination resulting from disability.

If Mr. Black’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination and a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination. Mr. Black and his family will receive continued coverage under any Company sponsored health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of Mr. Black’s outstanding unvested stock options and other equity awards shall immediately vest. Additionally, provided that he has executed a general release of claims in favor of the Company within 60 days of the date of termination, Mr. Black will be entitled to a lump-sum payment which varies based upon the date of termination. If the termination occurs before March 31, 2012, Mr. Black will be entitled to a payment equal to the greater of (i) twelve months of his base salary in effect at the time of termination plus 100% of his eligible annual bonus in effect at the time of termination, and (ii) his base salary payable through March 31, 2012 plus 100% of his eligible annual bonus in effect at the time of termination, multiplied by a fraction with a numerator equal to the number of months remaining until March 31, 2012 and a denominator equal to 12. If the termination occurs after March 31, 2012, Mr. Black will be entitled to a payment equal to twelve months of his base salary in effect at the time of termination plus 100% of his eligible annual bonus in effect at the time of termination. The definitions of cause and good reason are consistent with the definitions set forth in our new employment agreement with Dr. Gruber, as described above.

The employment agreement also provides certain payments and benefits to Mr. Black in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control.”

Michael Slaney

On September 22, 2010, we entered into an employment agreement with Mr. Slaney, which became effective immediately. Under the employment agreement, Mr. Slaney’s base salary is $375,000 per year, subject to annual review and adjustment by our Board. As of 2011, Mr. Slaney is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board on an annual basis and may receive additional bonus amounts at the discretion of our Board. Beginning in April 2012, Mr. Slaney will be eligible to receive an annual incentive award with a fair market value equal to $200,000 on the date of grant, consisting of restricted stock and/or stock options. Mr. Slaney may also receive additional stock awards at the discretion of our Board. Mr. Slaney is also entitled to participate in or receive benefits under all of our existing and future incentive programs and is eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Mr. Slaney’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination. Mr. Slaney, or his estate, will also be entitled to a lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination, provided that Mr. Slaney has executed a general release of claims in favor of the Company within 60 days of the date of any termination resulting from disability.

If Mr. Slaney’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination and a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination. Mr. Slaney and his family will receive continued coverage under any Company sponsored health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of Mr. Slaney’s outstanding unvested stock options and other equity awards shall immediately vest. Additionally, provided that he has executed a general release of claims in favor of the Company within 60 days of the date of termination, Mr. Slaney will be entitled to a lump-sum payment which varies based upon the date of termination. If the termination occurs before March 31, 2012, Mr. Slaney will be entitled to a payment equal to the greater of (i) twelve months of his base salary in effect at the time of termination plus 100% of his eligible annual bonus in effect at the time of termination, and (ii) his base salary payable through March 31, 2012 plus 100% of his eligible annual bonus in effect at the time of termination, multiplied by a fraction with a numerator equal to the number of months remaining until March 31, 2012 and a denominator equal to 12. If the termination occurs after March 31, 2012, Mr. Slaney will be entitled to a payment equal to twelve months of his base salary in effect at the time of termination plus 100% of his eligible annual bonus in effect at the time of termination. The definitions of cause and good reason are consistent with the definitions set forth in our new employment agreement with Dr. Gruber, as described above.

The employment agreement also provides certain payments and benefits to Mr. Slaney in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control.”

Potential Payments Upon Termination and Change of Control

In June 2010, we entered into new employment agreements with each of Drs. Gruber and Ryan and Mr. Smith which became effective upon the closing of our initial public offering. These agreements superseded and terminated the employment and offer letter agreements that we had previously entered into with these named executives. In September 2010, we entered into employment agreements with Messrs. Black and Slaney, which became effective immediately, but whose change of control provisions only become effective upon the closing of an initial public offering. Under the new employment agreements, in the event of a change of control, each of these executives (if still employed by the Company) is entitled to receive a lump-sum payment equal to two times the sum of (i) his annual base salary in effect immediately prior to such change of control and (ii) 100% of his eligible bonus for the year preceding the change of control. If upon or within ninety days after a change of control, any such executive is terminated without cause, or terminates his employment with us for good reason, he will keep the change of control payment described above and he and his family will be entitled to receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date (or twelve months in the case of Dr. Gruber), but he will not be entitled to any other termination benefits. On the date any such executive becomes entitled to receive a change of control payment, all of his outstanding unvested stock options and other equity awards shall immediately vest. For the avoidance of doubt, CDP’s amended and restated warrant to purchase common stock of the Company, which is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney, shall not be accelerated by this provision, and will instead continue to be governed by its own vesting terms. Change of control is defined as the acquisition by any person or group of all or substantially all of our assets through sale, lease, transfer, conveyance or other disposition, or the acquisition by any person or group of beneficial ownership of more than 40% of our outstanding voting stock.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon (i) a termination of employment without cause or resignation for good reason and (ii) a change of control (no termination required), as well as the additional benefits available upon termination without cause or resignation for good reason upon or within 90 days after a change of control, in each case assuming that the change of control provisions in the new employment agreements were in effect on December 31, 2010 and assuming that such termination and change of control, where applicable, occurred on December 31, 2010.

	Termination without cause or resignation for good reason					Change of control (no termination required)				Termination without cause or resignation for good reason upon or within 90 days after a change of control(1)
Name	Base salary ($)	Bonus ($)	Value of accelerated equity awards ($)(2)	Value of accelerated warrants ($)(2)(3)	Benefits ($)	Base salary ($)	Bonus ($)	Value of accelerated equity awards ($)(2)(3)	Value of accelerated warrants ($)(2)(4)	Benefits ($)
Patrick R. Gruber, Ph.D.	1,000,000	500,000	3,568,293	—	24,377	1,000,000	500,000	3,568,293	—	24,377
Mark Smith	325,000	130,000	955,784	—	12,189	650,000	260,000	955,784	—	12,189
Christopher Ryan, Ph.D.	325,000	130,000	1,467,200	—	12,189	650,000	260,000	1,467,200	—	12,189
David Black	711,473	—	—	2,289,781	12,189	750,000	—	—	1,144,891	12,189
Michael Slaney	711,473	—	—	2,289,781	12,189	750,000	—	—	1,144,891	12,189

(1)	In the event that one of the named executive officers is terminated without cause or resigns for good reason upon or within 90 days after a change of control, he shall receive the following benefits in addition to the payments and accelerated vesting triggered by such change of control, but he will not be entitled to any other termination benefits.

(2)	Amounts calculated based on the aggregate amount by which the fair market value of our common stock exceeded the aggregate exercise price of such awards as of December 31, 2010.
(3)	Pursuant to the terms of the amended and restated CDP warrant, upon the termination without cause or the resignation for good reason of either Mr. Black or Mr. Slaney, 50% of the unvested warrant shares will immediately vest and become exercisable. For the avoidance of doubt, in the event that both Messrs. Black and Slaney are terminated without cause or resign for good reason, 100% of the unvested warrant shares will immediately vest and become exercisable. The amended and restated CDP warrant was issued to CDP in September 2009 in connection with the formation of Gevo Development, and was amended and restated in September 2010 in connection with the sale of the class B interests in Gevo Development from CDP to Gevo, Inc. CDP is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney, we have therefore attributed 50% of the value of the warrant acceleration to each of Messrs. Black and Slaney.
(4)	Pursuant to the terms of the amended and restated CDP warrant, upon a sale, issuance or transfer of 50% or more of the fully diluted shares of the Company’s common stock, a sale or transfer of all or substantially all of the assets of the Company, or a dividend or distribution to the stockholders of the Company, the proceeds of which were obtained at least in part from a recapitalization of the Company or its subsidiaries, 50% of the unvested warrant shares will immediately vest and become exercisable. As CDP is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney, we have attributed 50% of the value of the warrant acceleration to each of Messrs. Black and Slaney.

Confidential Information, Secrecy and Invention Agreements

Each of our named executive officers has entered into a standard form agreement with respect to confidential information, secrecy and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employee Benefit and Stock Plans

2010 Stock Incentive Plan

Background

Since the closing of our initial public offering on February 14, 2011, equity awards are only granted pursuant to our 2010 stock incentive plan (the “2010 Plan”), which received stockholder approval on February 4, 2011, and became effective on the closing of our initial public offering. Our stockholders approved the 2010 Plan primarily in order to enable us to satisfy NASDAQ listing requirements, and to make awards that qualify as performance-based compensation that is exempt from the deduction limitation set forth under Section 162(m) of the Code. Section 162(m) generally limits the corporate income tax deduction to $1,000,000 annually for the nonperformance-based compensation paid to each of the Chief Executive Officer and the three other highest paid executive officers of the Company (other than the Chief Financial Officer).

No awards under the 2010 Plan occurred before the closing of our initial public offering. Although the amount and nature of future awards have not yet been determined, the 2010 Plan authorizes discretionary awards in the form of stock options, stock appreciation rights (“SARs”), restricted shares or units, unrestricted shares, deferred share units, performance awards and dividend equivalent rights. Our Board believes that the 2010 Plan will be an important factor in attracting, retaining and motivating employees, consultants and directors of the Company and its affiliates, collectively referred to herein as eligible persons. Our Board believes that we need the flexibility, acting primarily through our Compensation Committee, both to have an ongoing reserve of common stock available for future equity-based awards, and to make future awards in a variety of forms.

Share Reserve

Pursuant to the 2010 Plan, we may issue up to 2,571,286 shares of our common stock (with such total number of shares being adjusted for future stock splits, stock dividends, recapitalizations and other similar transactions). The number of shares initially reserved for issuance pursuant to awards under the 2010 Plan will be increased by the number of shares of common stock that are subject to awards under the 2006 Plan as of the effective date that subsequently expire, or are forfeited, cancelled, settled or become unexercisable without the issuance of shares. Likewise, the shares of our common stock that are subject to an award under the 2010 Plan that expire, or are forfeited, cancelled, settled or become unexercisable without the issuance of shares, will again be available for subsequent awards. In addition, future awards under the 2010 Plan may occur with respect to shares of our common stock that we refrain from otherwise delivering pursuant to an award as payment of either the exercise price of an award or applicable withholding and employment taxes. We do not expect to receive cash consideration for the granting of awards under the 2010 Plan.

However, if a stock option were to be exercised, we would receive the exercise price for the shares being purchased, unless the exercise occurs pursuant to a cashless alternative that we approve.

Administration

Administration of the 2010 Plan will be carried out by our Compensation Committee; provided that our Board may act in lieu of the Compensation Committee at any time. Either our Compensation Committee or our Board may delegate its authority under the 2010 Plan to one or more officers but it may not delegate its authority with respect to making awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term administrator means the Compensation Committee, or the Board or its delegate if acting in lieu of the committee. With respect to decisions involving an award intended to satisfy the requirements of Section 162(m) of the Code, the administrator is to consist solely of two or more directors who are “outside directors” for purposes of that Code section, and with respect to awards to individuals subject to Section 16 of the Exchange Act, the administrator is to consist solely of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. The 2010 Plan provides that we and our affiliates will indemnify members of the administrative committee and their delegates against any claims, liabilities or costs arising from the good faith performance of their duties under the 2010 Plan. The 2010 Plan will release these individuals from liability for good faith actions associated with the 2010 Plan’s administration.

Subject to the terms of the 2010 Plan, the administrator has express authority to determine the eligible persons who will receive awards, the number of shares of our common stock to be covered by each award, and the terms and conditions of awards. The administrator has broad discretion to prescribe, amend and rescind rules relating to the 2010 Plan and its administration, to interpret and construe the 2010 Plan and the terms of all award agreements, and to take all actions necessary or advisable to administer the 2010 Plan. Within the limits of the 2010 Plan, the administrator may accelerate the vesting of any awards, allow the exercise of unvested awards, and may modify, replace, cancel or renew any awards. In addition, the administrator may buy-out, or replace, any award, including a stock option or SAR having an exercise price that is above the current fair market value of the underlying shares, with stockholder approval being generally required if options or SARs are granted or modified as part of a re-pricing.

Types of Awards

The administrator may grant options that are intended to qualify as incentive stock options, which we refer to as ISOs, only to employees, and may grant all other awards to any eligible persons. Stock options granted under the 2010 Plan will provide award recipients, or participants, with the right to purchase shares of our common stock at a predetermined exercise price. The administrator may grant stock options that are intended to qualify as ISOs or that are not intended to so qualify, which we refer to as Non-ISOs. The 2010 Plan also provides that ISO treatment may not be available for stock options that become first exercisable in any calendar year to the extent the value of the shares that are the subject of the stock option exceed $100,000, based upon the fair market value of the shares of our common stock on the option grant date.

A SAR generally permits a participant who receives it to receive, upon exercise, cash and/or shares of our common stock equal in value to the excess of the fair market value, on the date of exercise, of the shares of our common stock with respect to which the SAR is being exercised, over the exercise price of the SAR for such shares. The administrator may grant SARs in tandem with options, or independently of them. SARs that are independent of options may limit the value payable on its exercise to a percentage.

The exercise price of ISOs, Non-ISOs and SARs may not be less than 100% of the fair market value, on the grant date, of the shares of our common stock subject to the award, although the exercise price of ISOs may not be less than 110% of such fair market value for participants who own more than 10% of our shares of common stock on the grant date. To the extent vested and exercisable in accordance with the agreement granting them, a stock option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to stock options, unless otherwise provided in an award agreement, payment of the exercise price may be made in any of the following forms, or combination of them: cash or check in US dollars, certain shares of our common stock or a cashless exercise under a program the administrator approves.

The term over which participants may exercise stock options and SARs may not exceed 10 years from the date of grant; five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of our outstanding shares of common stock. During the term of the 2010 Plan, no participant may receive stock options and SARs that relate to more than 20% of the maximum number of shares of our common stock that are authorized for awards under the 2010 Plan.

Under the 2010 Plan, the administrator may grant restricted stock that is forfeitable until certain vesting requirements are met, may grant restricted stock units (“RSUs”) which represent the right to receive shares of our common stock after certain vesting requirements are met (or cash under certain circumstances), and may grant unrestricted shares as to which the participant’s interest is immediately vested. For restricted awards, the 2010 Plan provides the administrator with discretion to determine the terms and conditions under which a participant’s interests in such awards become vested. The 2010 Plan also authorizes awards of deferred share units in order to permit certain directors, officers, consultants or select members of management to defer their receipt of compensation that would otherwise be payable in cash or shares of our common stock, including shares that would otherwise be issued upon the vesting of restricted stock and RSUs. Deferred share units represent a future right to receive shares of our common stock.

Under the 2010 Plan, the administrator may grant performance-based awards in the form of performance units that the administrator may, or may not, designate as “performance compensation awards” that are intended to be exempt from Section 162(m) limitations. In either case, performance units will vest and/or become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, us, or any affiliate. Performance units will be payable in shares of common stock, cash or some combination of the two, subject to an individual participant limit, per performance period, of $2,000,000 (determined at the time of award) and 20% of the maximum number of shares of our common stock that are authorized for awards under the 2010 Plan. The administrator will decide the length of performance periods, but the periods may not be less than one fiscal year.

With respect to performance compensation awards, the 2010 Plan requires that the administrator specify in writing the performance period to which the award relates, and an objective formula by which to measure whether and the extent to which the award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the award may not be amended or modified in a manner that would cause the compensation payable under the award to fail to constitute performance-based compensation under Section 162(m) of the Code. Under the 2010 Plan, the possible performance measures for performance compensation awards will be limited for one or more of the following, applied in total or on a per share basis: basic, diluted or adjusted earnings per share; sales or revenue; EBITDA, or earnings before interest, taxes and other adjustments; basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total stockholder return; product development; product market share; research; licensing; litigation; human resources; information services; mergers, acquisitions and sales of assets or business units.

Each performance measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by us, or such other standard applied by the administrator and, if so determined by the administrator, and in the case of a performance compensation award, to the extent permitted under Section 162(m) of the Code, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative. As a condition to the issuance of shares of our common stock pursuant to awards, the 2010 Plan requires satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares of our common stock.

Finally, the 2010 Plan authorizes the awarding of dividend equivalent rights to any eligible person. These rights may be independent of other awards, or attached to awards (other than stock options and SARs), and in all cases represent the participant’s right to receive cash payments or additional awards related to any dividends that we declare and pay to our stockholders during the term of the dividend equivalent right. Unless an award agreement provides otherwise, the distributions attributable to dividend equivalent rights that are attached to other awards shall occur when shares of our common stock are issued to settle the underlying award.

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent the administrator permits lifetime transfers to charitable institutions, certain family members, or related trusts, or as otherwise approved by the administrator.

Adjustments of Awards

The administrator will equitably adjust the number of shares covered by each outstanding award, and the number of shares that have been authorized for issuance under the 2010 Plan but as to which no awards have yet been granted, or that have been returned to the 2010 Plan upon cancellation, forfeiture, or expiration of an award, as well as the price per share covered by each such outstanding award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares of our common stock, or any other increase or decrease in the number of issued shares effected without receipt of consideration by us. In the event of any such transaction or event, the administrator may provide in substitution for any or all outstanding options under the 2010 Plan such alternative consideration, including securities of any surviving entity, as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the 2010 Plan.

Change in Control

In addition, in the event or in anticipation of a change in control, as defined in the 2010 Plan, the administrator may at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of our stockholders or any participant with respect to his or her outstanding awards, except to the extent an award provides otherwise, take one or more of the following actions: (i) arrange for or otherwise provide that each outstanding award will be assumed or substituted with a substantially equivalent award by a successor corporation or a parent or subsidiary of such successor corporation; (ii) accelerate the vesting of awards for any period, and may provide for termination of unexercised options and SARs at the end of that period, so that awards shall vest (and, to the extent applicable, become exercisable) as to the shares of our common stock that otherwise would have been unvested and provide that our repurchase rights with respect to shares of our common stock issued upon exercise of an award shall lapse as to the shares of our common stock subject to such repurchase right; or (iii) arrange or otherwise provide for payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards.

Unless an award agreement provides otherwise, in the event a participant holding an award assumed or substituted by the successor corporation in a change in control is involuntarily terminated, as defined in the 2010

Plan, by the successor corporation in connection with, or within 12 months following consummation of, the change in control, then any assumed or substituted award held by the terminated participant at the time of termination shall accelerate and become fully vested and exercisable in full in the case of options and SARs, and any repurchase right applicable to any shares of our common stock shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the participant’s termination. Finally, if we dissolve or liquidate, all awards will immediately terminate, subject to the ability of our Board to exercise any discretion that the Board may exercise in the case of a change in control.

Term

The term of the 2010 Plan is 10 years from February 14, 2011. Our Board may from time to time, amend, alter, suspend, discontinue, or terminate the 2010 Plan; provided that no amendment, suspension or termination of the 2010 Plan shall materially and adversely affect awards already granted unless it relates to an adjustment pursuant to certain transactions that change our capitalization or it is otherwise mutually agreed between the participant and the administrator. An amendment will not become effective without the approval of our stockholders if it either allows for a “re-pricing” within the meaning of federal securities laws, or increases the number of shares of common stock that may be issued under the 2010 Plan (other than changes to reflect certain corporate transactions and changes in capitalization as described above). Notwithstanding the foregoing, the administrator may amend the 2010 Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

2006 Omnibus Securities and Incentive Plan, as Amended

Background

Our 2006 Plan was adopted by our Board, and approved by our stockholders, in January 2006. The 2006 Plan was last amended on June 2, 2010. The 2006 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent or subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted and unrestricted stock awards, stock appreciation rights, performance stock awards and other stock awards to our employees, directors and consultants and any parent or subsidiary corporations’ employees, directors and consultants. We will not grant any additional awards under our 2006 Plan; instead, we will grant awards in the future under our 2010 Plan. However, our 2006 Plan will continue to govern the terms and conditions of outstanding awards granted thereunder.

Share Reserve

As of December 31, 2010, we have reserved an aggregate of 3,254,853 shares of our common stock for issuance pursuant to the 2006 Plan. As of December 31, 2010, 137,121 shares of our common stock have been issued pursuant to restricted stock purchase agreements, 51,536 shares of our common stock have been issued upon the exercise of options granted, options to purchase an aggregate of 2,894,265 shares of our common stock are outstanding at a weighted average exercise price per share of $2.83, and 171,931 shares are available for future grant under the 2006 Plan.

Administration

Our Board, or a committee thereof appointed by our Board, has the authority to administer the 2006 Plan and the awards granted under it. Under the 2006 Plan, the administrator has the power to determine the terms of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise. Our Board may alter, amend or terminate the 2006 Plan at any time.

However, no alteration or amendment can be made which would materially and adversely affect the rights of a holder of an outstanding award without the consent of such holder. Upon adoption of our 2010 Plan, no additional awards can be made from our 2006 Plan and the 171,931 shares that had been available, but not awarded, under our 2006 Plan were cancelled.

Stock Options

In general, the duration of a stock option granted under the 2006 Plan cannot exceed 10 years, and the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. However, no stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock representing more than 10% of our total combined voting power or the total combined voting power of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of our common stock on the date of grant and (ii) the term of the stock option does not exceed five years from the date of grant.

Incentive stock options may be granted only to our employees and any parent or subsidiary corporations’ employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000.

If an employee’s or director’s service relationship with us terminates other than by disability or death, or if a consultant’s service relationship with us terminates other than by death, the optionee may exercise the vested portion of any option during a period of time not to exceed 60 days following the termination of service, or such longer period as specified in the optionee’s option agreement. If an employee’s or director’s service relationship with us terminates by disability or death, or if a consultant’s service relationship with us terminates by death, the optionee, or such optionee’s designated beneficiary, as applicable, may exercise the vested portion of any option during a period of time not to exceed six months following the termination of service, or such longer period as specified in the optionee’s option agreement. Shares of common stock representing any unvested portion of the option on the date of termination shall immediately cease to be issuable and shall become available for issuance under the 2006 Plan. If, after termination, the optionee does not exercise the option within the time period specified, the option shall terminate and the shares of common stock covered by such option will become available for issuance under the 2006 Plan.

Restricted Stock Awards

Restricted stock awards may be granted alone, in addition to or in tandem with other awards granted under the 2006 Plan and/or cash awards made outside of the 2006 Plan. Restricted stock awards entitle the holder thereof to purchase shares of our common stock that vest in accordance with the terms and conditions established by the administrator. The administrator will determine the number of shares subject to a restricted stock award granted to any employee, director or consultant. The administrator may impose such conditions to vesting as it determines to be appropriate. Unless the administrator determines otherwise, we have a repurchase option exercisable upon termination of the purchaser’s service with us. Shares subject to restricted stock awards that do not vest are subject to our right of repurchase or forfeiture.

Transferability

Unless the administrator provides otherwise, the 2006 Plan generally does not allow for the transfer of awards under the 2006 Plan other than by will, the laws of descent and distribution or, in certain circumstances, by gift or domestic relations order to family members.

Corporate Transactions

If there is a transaction or event which changes our stock that does not involve our receipt of consideration, the administrator of the 2006 Plan shall, as appropriate, adjust the class and the maximum number of shares subject to the 2006 Plan and/or the class, number of securities and exercise price of shares subject to outstanding awards. In the event of any other transaction or event which changes our stock, including, without limitation, a recapitalization, reorganization, merger, or consolidation, the administrator may, in its discretion, make such adjustments to the 2006 Plan, any outstanding awards under the 2006 Plan and any award agreements evidencing such awards as it shall deem appropriate, including, without limitation, adjustments to the number and exercise price of shares or other consideration subject to outstanding awards.

Employee Stock Purchase Plan

Background

We have adopted and implemented an employee stock purchase plan designed to enable eligible employees to periodically purchase shares of our common stock at a discount. Purchases will initially be accomplished through participation in discrete semi-annual offering periods, at purchase prices that are 15% below the lesser of the fair market value of our common stock on (i) the first trading day of the applicable purchase period and (ii) the last trading day of the applicable purchase period. Our employee stock purchase plan, which is intended to qualify as an employee stock purchase plan under Section 423 of the Code, received stockholder approval on February 4, 2011.

Share Reserve

We have reserved 1,285,643 shares of our common stock for issuance under our employee stock purchase plan.

Administration

Our Compensation Committee will administer our employee stock purchase plan. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our employee stock purchase plan, are ineligible to participate in our employee stock purchase plan. We may impose additional restrictions on eligibility as well. Under our employee stock purchase plan, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees will be able to select a rate of payroll deduction between 1% and 10% of their eligible cash compensation. We will also have the right to amend or terminate our employee stock purchase plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan. Our employee stock purchase plan will terminate on the tenth anniversary of our initial public offering, unless it is terminated earlier by our Board.

Purchase Rights

When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period will be automatically granted a non-transferable option to purchase shares in that offering period. An employee’s participation will automatically end upon termination of employment for any reason.

No participant will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), have a fair market value of more than $25,000, determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the participant, for each calendar year in which such right is outstanding. The purchase price for shares of our common stock purchased under our employee stock purchase plan will initially be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of each purchase period in the applicable offering period.

Change in Control

In the event of a corporate transaction (as defined in our employee stock purchase plan), the offering period for such purchase rights will be shortened and end on a new purchase date immediately prior to the consummation of the corporate transaction, and no new offering period will commence.

401(k) Plan

Effective January 2006, we implemented a 401(k) plan covering certain employees. Currently, all of our non-intern employees over the age of 21 are eligible to participate in the 401(k) plan after completion of three months of service, subject to quarterly entry dates. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit and contribute these amounts to the 401(k) plan. We have agreed to make matching or other contributions to the 401(k) plan on behalf of eligible employees. In 2009 and 2010, we matched 100% of each eligible employee’s contributions, up to 5% of each eligible employee’s compensation. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. The trustees under the 401(k) plan, at the direction of each participant, invest the 401(k) plan funds in selected investment options.

Director Compensation

In May 2010, our Board adopted standard director compensation policies. Under these policies, each of our non-employee directors who are not representatives of holders of our preferred stock are entitled to an annual cash retainer of $50,000, with an additional annual cash retainer of $10,000 for service as chair of our Audit Committee. In addition, we reimburse all of our directors for the reasonable expenses incurred in connection with their attendance at Board or committee meetings. Each non-employee director who is not a representative of holders of our preferred stock was granted an initial option to purchase 12,413 shares of our common stock. Each non-employee director will receive annual equity grants, half of which will be paid in shares of restricted stock and half of which will be paid by the issuance of an option to purchase shares of our common stock. Prior to the adoption of this policy, none of our directors received cash compensation or option grants for their service on our Board, with the exception of payments made to former director Dr. Frances Arnold pursuant to a consulting agreement.

Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2010.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Frances Arnold, Ph.D.(2)	—	—	20,938	20,938
Shai Weiss	—	—	—	—
Ganesh M. Kishore, Ph.D.	—	—	—	—
Véronique Hervouet	—	—	—	—
Stacy J. Smith(3)	50,000	80,236	—	130,236
Ron Commander, Ph.D.(4)	—	—	—	—
Bruce A. Smith(5)	60,000	80,344	—	140,344
Carlos A. Cabrera(6)	50,000	80,344	—	130,344

(1)	The amounts in the “Option awards” column reflect the aggregate grant date fair value of awards granted in the year ended December 31, 2010 in accordance with FASB ASC Topic 718, assuming no forfeitures. The assumptions, other than forfeitures, used by us with respect to the valuation of option awards are set forth in Note 1 to our consolidated financial statements, which are included in our 2010 Annual Report on Form 10-K filed with the SEC on March 28, 2011. As of December 31, 2010, Messrs. Stacy Smith, Bruce Smith and Carlos Cabrera had outstanding option awards to purchase 12,413 shares each. Additionally, on March 23, 2011, each of our non-employee directors, with the exception of Dr. Commander who was unable to accept such award in his own name, was granted an equity award in the amount of $125,000, split equally between stock options and restricted stock. The awards for Ms. Hervouet’s and Mr. Weiss’ director services, which were granted on March 23, 2011, were issued directly to Total Energy Ventures International and VGF Advisors (US) LLC, respectively. These awards are not reflected the in the table above.
(2)	Represents the aggregate amount paid to Dr. Arnold during fiscal year 2010 related to services provided under her consulting agreement. Dr. Arnold resigned as a director effective June 24, 2010.
(3)	Mr. Stacy Smith was appointed to our Board in June 2010.
(4)	Dr. Commander was appointed to our Board in May 2010.
(5)	Mr. Bruce Smith was appointed to our Board in June 2010. Fees paid include an additional $10,000 paid to Mr. Smith as compensation for his service as chairman of the Audit Committee.
(6)	Mr. Cabrera was appointed to our Board in June 2010.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2010:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	2,894,265	(2)	$2.83	171,931	(2)
Equity Compensation Plans not Approved by Stockholders(3)	—		—	—

Total	2,894,265		$2.83	171,931

(1)	Includes our 2006 Plan, which was the only plan in effect as of December 31, 2010. In February 2011, our stockholders approved our 2010 Plan and our Employee Stock Purchase Plan, neither of which is reflected in the table above.
(2)	After the adoption of our 2010 Plan in February 2011, no further option grants will be made under the 2006 Plan and, to the extent outstanding awards under the 2006 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2010 Plan.
(3)	Excludes the warrant issued to CDP to acquire 858,000 shares of the common stock of Gevo, Inc. with an exercise price of $2.70. The warrant was initially granted in conjunction with the formation of Gevo Development in September 2009. On September 22, 2010, Messrs. Black and Slaney became employees of Gevo, Inc. and the warrant agreement was amended and restated to provide that 50% of the warrant shares granted under such warrant agreement vested on September 22, 2010. The remaining warrant shares will vest over a two-year period which began on September 22, 2010, subject to acceleration and/or termination under certain circumstances. CDP is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney. Messrs. Black and Slaney entered into employment agreements with Gevo, Inc. on September 22, 2010, and each serves as an Executive Vice President, Upstream Business Development and as a co-managing director of Gevo Development.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 31, 2011 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer and each director; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table is based upon information supplied by our officers, directors and the Schedules 13D and 13G that have been filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 31, 2011 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares and we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 25,963,377 shares of common stock outstanding on March 31, 2011.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders:
Entities affiliated with Khosla Ventures(1)	7,261,499	28%
Entities affiliated with Virgin Green Fund I, L.P.(2)	2,786,560	10.7%
Total Energy Ventures International(3)	2,453,523	9.4%
Burrill Life Sciences Capital Fund III, L.P.(4)	1,895,197	7.3%
Malaysian Life Sciences Capital Fund Ltd.(5)	1,671,425	6.4%
LANXESS Corporation(6)	2,244,445	8.6%

Named executive officers and directors:
Patrick R. Gruber, Ph.D.(7)	866,549	3.2%
Mark Smith(8)	102,454	*
Christopher Ryan, Ph.D.(9)	138,879	*
David Black(10)	572,000	2.2%
Michael Slaney(10)	572,000	2.2%
Shai Weiss(2)	2,786,560	10.7%
Ganesh M. Kishore, Ph.D.(11)	1,675,281	6.5%
Ron Commander, Ph.D.(12)	—	—
Véronique Hervouet(13)	—	—
Carlos A. Cabrera(14)	16,269	*
Bruce A. Smith(14)	31,269	*
Stacy J. Smith(14)	21,269	*
All executive officers and directors as a group (fifteen persons)	6,652,855	23.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes 4,966,917 shares held by Khosla Ventures I, LP, 77,142 shares held by VK Services, LLC, 2,032,063 shares held by Khosla Ventures III, LP and 185,377 shares which are held by members or affiliates of members of Khosla Ventures Associates I, LLC, subject to the right of Khosla Ventures I, L.P. to exercise voting and investment control over such shares. The address for these entities and individuals is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.
(2)	Based in part on information contained in a Schedule 13D filed with the SEC by Virgin Green Fund on February 18, 2011. With respect to the 2,782,704 shares beneficially owned by Virgin Green Fund as of the date of the Schedule 13D Virgin Green Fund reported that it had sole voting and dispositive power over all shares, except that VGF Partners I, L.P. (the “Direct General Partner”), the general partner of Virgin Green Fund, may be deemed to have sole power to vote or dispose of all shares; VGF I Limited (the “Ultimate General Partner”), the general partner of the Direct General Partner, may be deemed to have sole power to vote or dispose of all shares; and each of Shai Weiss, Anup Jacob, Mark Poole, Niall Ritchie and Stephen Murphy (the “Directors”), directors of the Ultimate General Partner, may be deemed to have shared power to vote or dispose of all shares. Also includes 28,786 shares that may be acquired pursuant to the exercise of a warrant held by Virgin Green Fund. Also includes the following equity awards granted to VGF Advisers (US) LLC for director services performed by Shai Weiss: (a) 3,565 unvested restricted shares which will vest over 36 months from March 23, 2011 and (b) 291 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011. Shai Weiss is a partner of Virgin Green Fund and may be held to have voting and dispositive power over shares held by the fund. Mr. Weiss disclaims beneficial ownership of shares held by Virgin Green Fund and VGF Advisers (US) LLC, except to the extent of his pecuniary interest therein. The address for Virgin Green Fund and Mr. Weiss is c/o VGF Advisers (US) LLC, 27 South Park Street, Suite 200, San Francisco, CA 94107.
(3)	The address for Total Energy Ventures International is 2, place Jean Millier—La Défense 6, 92078 Paris la Défense Cedex France. Includes the following equity awards granted to Total Energy Ventures International for director services performed by Véronique Hervouet: (a) 3,565 unvested restricted shares which will vest over 36 months from March 23, 2011 and (b) 291 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011.
(4)	The address for Burrill Life Sciences Capital Fund III, L.P. is One Embarcadero Center, Suite 2700, San Francisco, CA 94111.
(5)	The address for Malaysian Life Sciences Capital Fund (“Malaysian Life Sciences”) is No. 36-01, level Menara Dion, 27, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.
(6)	Based on information contained in a Schedule 13D filed with the SEC by LANXESS Corporation on February 22, 2011. LANXESS Corporation reported that it had sole voting and dispositive power with respect to these shares. The address for LANXESS Corporation is 111 RIDC Park West Drive, Pittsburgh, PA 15275-1112.
(7)	Represents 866,549 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011.
(8)	Represents 102,454 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011.
(9)	Represents 104,937 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011 and 33,942 unvested restricted shares which will vest over 36 months from March 23, 2011.
(10)	Represents 572,000 shares, exercisable within 60 days of March 31, 2011, that may be acquired pursuant to the exercise of a warrant held prior by CDP Gevo, LLC. CDP Gevo, LLC is beneficially owned 50% by Mr. Black and 50% by Mr. Slaney, each of whom may be held to have voting and dispositive power over 100% of the shares held by CDP Gevo, LLC. Messrs. Black and Slaney each disclaim beneficial ownership of shares held by CDP Gevo, LLC, except to the extent of their respective pecuniary interests therein. The address for CDP Gevo, LLC is 3811 Turtle Creek Blvd., Suite 750, Dallas, TX 75219.
(11)

Ganesh M. Kishore, Ph.D. is the Chief Executive Officer of Malaysian Life Sciences, and may be held to have voting and dispositive power over shares held by the fund. Dr. Kishore disclaims beneficial ownership of shares held by Malaysian Life Sciences, except to the extent of his pecuniary interest therein.

The address for Malaysian Life Sciences is No. 36-01, level Menara Dion, 27, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia. Includes the following equity awards granted to Ganesh Kishore for director services: (a) 3,565 unvested restricted shares which will vest over 36 months from March 23, 2011 and (b) 291 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011.

(12)	Excludes 2,244,445 shares beneficially owned by LANXESS Corporation. The voting and disposition of these shares is determined by the board of directors of LANXESS Corporation and the board of management of LANXESS AG. Dr. Commander is not a member of either of these boards. Dr. Commander also has no pecuniary interest in such shares. The address for LANXESS Corporation and Dr. Commander is 111 RIDC Park West Drive, Pittsburgh, PA 15275-1112 and the address of LANXESS AG is Kaiser-Wilhelm Allee 40, 51369 Leverkusen, Germany, DE.
(13)	Excludes 2,453,523 shares beneficially owned by Total Energy Ventures International. The voting and disposition of these shares is determined by an investment committee of TOTAL S.A., of which Ms. Hervouet is not a member. Ms. Hervouet also has no pecuniary interest in such shares. The address for TOTAL S.A., Total Energy Ventures International and Ms. Hervouet is 2, place Jean Millier—La Défense 6, 92078 Paris la Défense Cedex France.
(14)	Includes 12,704 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2011 and 3,565 unvested restricted shares which will vest over 36 months from March 23, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on the review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has complied with applicable reporting requirements for transactions in Gevo, Inc. common stock during the year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board has followed the following standards: (i) all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

Transactions With Related Persons

We describe below transactions, since January 1, 2010, to which we were a party or will be a party, in which the amount involved exceeded or will exceed $120,000 and in which a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment Arrangements” and “Director Compensation” above.

Issuance of Series D-1 Preferred Stock

Between March and May 2010, we sold an aggregate of 1,902,087 shares of Series D-1 preferred stock at a price of $17.12 per share for gross proceeds of approximately $32.56 million. The table below sets forth the number of shares of Series D-1 preferred stock sold to our directors, executive officers and 5% stockholders and their affiliates. These 1,902,087 shares of Series D-1 convertible preferred stock converted into 3,618,188 shares of our common stock upon completion of our initial public offering on February 14, 2011.

Investor	Number of shares of Series D-1 preferred stock	Aggregate purchase price
Khosla Ventures III, LP.	438,113	$7,500,494.56
Virgin Green Fund I, L.P.(1)	233,645	4,000,002.40
Total Energy Ventures International(2)	292,057	5,000,015.84
Burrill Life Sciences Capital Fund III, L.P.	140,026	2,397,245.12
Malaysian Life Sciences Capital Fund Ltd.(3)	126,515	2,165,936.80
LANXESS Corporation(4)	584,113	10,000,014.56

(1)	Shai Weiss is the chairman of our Board and is a partner of Virgin Green Fund.
(2)	Véronique Hervouet is one of our directors and is Senior Vice President, Investments for TOTAL S.A.’s corporate venture activity, the investments of which are held by Total Energy Ventures International, an affiliate of TOTAL S.A.
(3)	Ganesh M. Kishore, Ph.D. is one of our directors and is Chief Executive Officer of Malaysian Life Sciences.
(4)	Ron Commander, Ph.D. is one of our directors and is employed by Lanxess Butyl Pte. Ltd., an affiliate of LANXESS Corporation, as the head of the LANXESS Group’s Butyl Rubber Business.

Exercise of Series C Preferred Warrant

In September 2010, Khosla Ventures I, LP exercised a warrant to purchase 108,076 shares of Series C preferred stock at a price of $5.48 per share.

CDP Gevo, LLC

Gevo, Inc. formed Gevo Development, a Delaware limited liability company, on September 18, 2009, to finance and develop biorefineries through joint venture or direct acquisition. Prior to September 22, 2010, CDP which is beneficially owned 50% by David Black and 50% by Michael Slaney, was the sole owner of the class B interests, which comprise 10% of the outstanding equity interests of Gevo Development. Messrs. Black and Slaney have served as co-managing directors of Gevo Development since its formation in September 2009 and have served as Executive Vice Presidents, Upstream Business Development of Gevo, Inc. since September 2010.

Commercialization Agreement and Guaranty Agreement

In September 2009, Gevo, Inc. and Gevo Development entered into a commercialization agreement with CDP pursuant to which CDP agreed to provide certain services to Gevo Development. Under the commercialization agreement, CDP received quarterly management fees and bonuses from Gevo Development upon the achievement of established milestones. These payments were guaranteed by Gevo, Inc. pursuant to a guaranty agreement entered into by Gevo, Inc. in September 2009. During 2009 and 2010, Gevo Development paid $528,000 and $716,000, respectively, in fees and bonuses to CDP under the commercialization agreement. The commercialization agreement and guaranty agreement were terminated in September 2010 in connection with CDP’s sale of the class B interests in Gevo Development to Gevo, Inc.

Exchange Agreement

In September 2009, Gevo, Inc. entered into an exchange agreement with CDP that governed the terms pursuant to which CDP’s class B interests in Gevo Development would, in certain circumstances, convert into shares of common stock of Gevo, Inc. Under the terms of the exchange agreement, in the event that a termination event occurred at a time when none of the parties owned a production facility, CDP’s class B interests would be forfeited without consideration. In the event of the closing of a fundamental event, as defined in the exchange agreement, including, without limitation, a change in control, initial public offering or sale or transfer of all or substantially all of the assets of Gevo, Inc., CDP’s class B interests would convert into shares of Gevo, Inc.’s common stock based upon their relative values as of the closing date. The exchange agreement was terminated in August 2010, at which time none of the class B interests had been forfeited or converted.

Amended and Restated Warrant Agreement

In September 2009, in connection with the formation of Gevo Development, Gevo, Inc. granted a common stock warrant to CDP pursuant to which CDP may purchase up to 858,000 shares of our common stock at an exercise price of $2.70 per share, the estimated fair value of shares of our common stock at the time Gevo, Inc. granted the warrant. The warrant expires in September 2016, unless terminated earlier as provided in the agreement. In September 2010, upon the consummation of Gevo, Inc.’s purchase of the class B interests from CDP, the warrant agreement was amended and restated to provide that 50% of the warrant shares granted under such warrant agreement would vest on September 22, 2010. The remaining warrant shares will vest over a two-year period beginning on September 22, 2010, subject to acceleration and termination in certain circumstances.

Equity Purchase Agreement and Related Transactions

In September 2010, Gevo, Inc. became the sole owner of Gevo Development by acquiring 100% of the class B interests in Gevo Development, which comprise 10% of the outstanding equity interests of Gevo Development, from CDP pursuant to an equity purchase agreement. In exchange for the class B interests, CDP will receive aggregate consideration of up to approximately $1,143,000, (i) $500,000 of which was paid on September 22, 2010, (ii) $274,000 of which was paid on December 30, 2010, (iii) $74,000 of which was paid on January 1, 2011, and (iv) the remainder of which is payable through January 1, 2012, subject to the terms and conditions set forth in the equity purchase agreement. Upon the closing of the transactions contemplated by the equity purchase agreement, Gevo, Inc. amended and restated CDP’s warrant agreement, as described above.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with the purchasers of our outstanding preferred stock and certain holders of common stock and warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated. As of December 31, 2010, the holders of 16,939,735 shares of our common stock, including shares of common stock which were issued upon the conversion of our preferred stock in connection with the closing of our initial public offering, and shares of common stock issuable upon exercise of outstanding warrants, were entitled to rights with respect to the registration of their shares under the Securities Act.

Conversion, Amendment and Waiver Agreement

We have entered into a conversion, amendment and waiver agreement with holders of our preferred stock and certain holders of our common stock and warrants to purchase shares of our preferred stock, which took effect immediately prior to the closing of our initial public offering. Under the terms of this agreement, holders of our preferred stock have agreed to waive their registration rights and to convert all outstanding shares of preferred stock into common stock in connection with such offering.

Exclusive Supply Agreement with LANXESS

On January 14, 2011, we entered into an exclusive supply agreement with LANXESS pursuant to which LANXESS has granted us the exclusive first right to supply LANXESS and its affiliates with certain of their requirements of biobased isobutanol during the term. Our exclusive first right to supply biobased isobutanol to LANXESS and its affiliates will be subject to the terms of a supply agreement to be mutually agreed upon by the parties at a later date. Additionally, pursuant to the terms of the exclusive supply agreement we have granted LANXESS, subject to certain exceptions and conditions, an exclusive right to acquire our biobased isobutanol to (i) produce isobutylene and butenes for use and sale in the field of chemicals, (ii) produce butadiene and isobutylene for use in the production of polybutadiene and butyl rubber, and (iii) produce isobutylene for use in the production of polyisobutylene. The initial term of the mutual exclusivity is ten years, subject to mutual extension.

Ron Commander, Ph.D. is one of our directors and is employed by Lanxess Butyl Pte. Ltd., an affiliate of LANXESS Corporation, as the head of the LANXESS Group’s Butyl Rubber Business.

Letter of Intent with Total Petrochemicals USA, Inc.

In February 2010, we entered into a letter of intent for isobutanol supply with TOTAL PETROCHEMICALS, an affiliate of Total Energy Ventures International, one of our stockholders. Véronique Hervouet is one of our directors and is employed by TOTAL S.A., an affiliate of TOTAL PETROCHEMICALS and Total Energy Ventures International.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single proxy statement or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, or direct your written request to Gevo, Inc., c/o Secretary, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. Stockholders who currently receive multiple copies of the Notice or proxy statement at their address and would like to request householding of their communications should contact their brokers.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2012 proxy statement, a stockholder’s proposal must be received by us no later than January 3, 2012 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2012 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

ANNUAL REPORT

Our 2010 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2010 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Patrick R. Gruber, Ph.D.

Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF

GEVO, INC.

June 14, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp CoNumber=16912

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230304000000000000 6 061411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S DIRECTOR NOMINEES, “FOR” PROPOSALS 2 AND 3 AND FOR “2 YEARS” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect the following two nominees as Class I members of Gevo’s Board of Directors to serve for a three-year term:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O Ganesh M. Kishore, Ph.D.

O Patrick R. Gruber, Ph.D.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

FOR AGAINST ABSTAIN

3. To approve an advisory (non-binding) resolution on the compensation of our named executive officers, as presented in the proxy statement.

1 year 2 years 3 years ABSTAIN

4. An advisory (non-binding) vote on the frequency of the stockholder advisory vote to approve the compensation of our named executive officers, as presented in the proxy statement.

5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GEVO, INC.

Proxy for Annual Meeting of Stockholders on June 14, 2011

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Patrick R. Gruber and Mark Smith, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Gevo, Inc., to be held on June 14, 2011, at 1:00 p.m., local time, at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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